SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Alder BioPharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:
	7.	Form, Schedule or Registration Statement No.:
	8.	Filing Party:
	9.	Date Filed:

ALDER BIOPHARMACEUTICALS, INC.

11804 North Creek Parkway South

Bothell, WA 98011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2019

Dear Alder Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 23, 2019 at 10:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355 for the following purposes:

1.	To elect the two nominees for director named herein to the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice.

3.

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 18, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 23, 2019 at the offices of

Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By Order of the Board of Directors
/s/ James B. Bucher
James B. Bucher
Executive Vice President, General Counsel and Corporate Secretary

Bothell, WA

April 30, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ALDER BIOPHARMACEUTICALS, INC.

11804 North Creek Parkway South

Bothell, WA 98011

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

May  23, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Alder BioPharmaceuticals, Inc. (the “Company,” “Alder,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 2, 2019 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 23, 2019 at 10:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355. For directions, please call Cooley LLP at (206) 452-8700. Information on how to vote in person at the meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 83,247,109 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	election of two directors;

•	advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

•

ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For your advisory vote on the compensation of our named executive officers and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone or through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 22, 2019 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on May 22, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instructions form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual

Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Ratification of the selection of auditors is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1 and 2 without your instructions, but may vote your shares on Proposal No. 3, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, “For” the advisory approval of named executive officer compensation, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may retain a proxy solicitation firm to assist in the solicitation of proxies and related advice and informational support, and in that event, we will pay such firm customary fees.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 11804 North Creek Parkway South, Bothell, WA 98011.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2020, to our Corporate Secretary at 11804 North Creek Parkway South, Bothell, WA 98011, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2020 Annual Meeting of Stockholders is held before April 22, 2020 or after June 21, 2020, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2020 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2020 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 22, 2020 nor earlier than the close of business on January 23, 2020; provided, however, that if our 2020 Annual Meeting of Stockholders is held before April 22, 2020 or after June 21, 2020, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the advisory approval of the executive compensation of our named executive officers, votes “For,” “Against,” and broker non-votes; and, with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, votes “For,” “Against” and abstentions.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum votes needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withheld Votes	Effect of Broker Non- Votes
1	Election of Directors	The two nominees receiving the most “For” votes will be elected	None	None

2	Advisory approval of the compensation of named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 83,247,109 shares outstanding and entitled to vote. Thus, the holders of 41,623,555 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and 2018 Annual Report are available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has nine members. At the Annual Meeting, the authorized size of our Board of Directors will be reduced to eight members. There are two Class II directors whose term of office expires in 2019. Deepika R. Pakianathan, one of our Class II directors, has decided not to stand for re-election to our Board of Directors when her current term expires at the Annual Meeting. If elected at the Annual Meeting, both of the nominees would serve until the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. One of our directors attended the 2018 Annual Meeting of Stockholders.

The following table sets forth information with respect to the two nominees for election at the Annual Meeting and the directors whose terms of office will continue after the Annual Meeting, as of April 15, 2019:

Name	Age	Director Since	Position
Class II Directors—Nominees for Election at the Annual Meeting
Paul R. Carter	58	September 2015	Director
Wendy L. Yarno	64	March 2017	Director

Class III Directors—Continuing in Office until the 2020 Annual Meeting
Jeremy C. Green	45	April 2018	Director
Heather Preston	53	December 2007	Director
Clay B. Siegall	58	November 2005	Director

Class I Directors—Continuing in Office until the 2021 Annual Meeting
Robert W. Azelby	51	June 2018	President and Chief Executive Officer
Paul B. Cleveland	62	August 2015	Director
A. Bruce Montgomery	65	October 2010	Director

Both of the nominees was recommended for election by the Nominating and Corporate Governance Committee of the Board of Directors. Both of the nominees are currently directors of the Company. Mr. Carter was previously elected by the stockholders as a Class II Director. Ms. Yarno was appointed to the Board of Directors by the then-current members of the Board of Directors to fill a vacant seat.

Directors are elected by a plurality of the votes of the holders of shares of common stock present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Alder. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Although according to our bylaws, all elections are determined by a plurality of the votes cast, it is our policy, as set forth in our Corporate Governance Guidelines, that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e. receives a greater number of votes “withheld” from his or her election than votes “for” in such election) shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, we will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission (the “SEC”).

NOMINEES FOR ELECTION FOR A  THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Paul R. Carter. Mr. Carter has served as a member of our Board of Directors since September 2015. From April 2006 to August 2016, Mr. Carter served in various roles at Gilead Sciences, Inc., a research based biopharmaceutical company, most recently serving as Executive Vice President, Commercial Operations. Prior to joining Gilead, Mr. Carter spent 15 years in the pharmaceutical industry with GlaxoSmithKline and its legacy companies. During his time with GlaxoSmithKline, Mr. Carter gained increasing levels of senior experience as General Manager in Europe and later as a Regional Head of the International Business in Asia. Mr. Carter currently serves on the board of directors of Hutchison China Meditech Ltd, a biopharmaceutical company. Mr. Carter holds a degree in Business Studies from the Ealing School of Business and Management (now merged into University of West London) and is a Fellow of the United Kingdom’s Chartered Institute of Management Accountants.

The Nominating and Corporate Governance Committee believes that Mr. Carter is qualified to serve on our Board of Directors due to his experience in the pharmaceutical industry, including his key involvement with the commercial launches of several important medicines.

Wendy L. Yarno. Ms. Yarno has served as a member of our Board of Directors since March 2017. Ms. Yarno retired in September 2008 from Merck & Co., Inc. following a 26-year career there in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. Prior to this role, she served as General Manager, Cardiovascular/Metabolic United States Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. From September 2010 through September 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds. Ms. Yarno currently serves on the board of directors of MyoKardia, Inc., a biopharmaceutical company, Aratana Therapeutics, Inc., a pet therapeutics company, Global Blood Therapeutics, Inc. and Inovio Pharmaceuticals, Inc. Ms. Yarno previously served as member of the board of directors of St. Jude Medical, Inc., a medical device company, from April 2002 until January 2017 when St. Jude Medical was acquired by Abbott Laboratories, Medivation, Inc., a biopharmaceutical company, from April 2013 until September 2016 when Medivation was acquired by Pfizer Inc., and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 until November 2014 when Durata was acquired by Actavis plc. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A. from Temple University.

The Nominating and Corporate Governance Committee believes that Ms. Yarno is qualified to serve on our Board of Directors due to her extensive experience in the pharmaceutical industry, in particular her role at Merck in which she led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutics areas.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Jeremy C. Green. Mr. Green has served as a member of our Board of Directors since April 2018. Since 2007, Mr. Green has served as the Founder and Portfolio Manager of Redmile Group, LLC, a San Francisco-based investment firm that focuses on the healthcare sector. Prior to founding Redmile Group, LLC, Mr. Green served as Co-Founder and Director of Research at Steeple Capital L.P., and as an analyst at Andor Capital Management, L.L.C. Prior to that, Mr. Green served as a Managing Director at Citigroup Inc. and Head of the European Healthcare Research Team covering medical technology, biotech and healthcare services. Mr. Green holds a B.A. in Natural Science—Biological Sciences and an M.A. from the University of Oxford.

The Nominating and Corporate Governance Committee believes that Mr. Green is qualified to serve on our Board of Directors due to his experience as an investor in the healthcare sector, as well as his experience as a biotechnology research analyst.

Heather Preston, M.D. Dr. Preston has served as a member of our Board of Directors since December 2007. Since July 2018, Dr. Preston has served as managing partner at Pivotal BioVenture Partners and as a Senior Advisor of TPG Biotech, a biotechnology venture capital firm. Dr. Preston was previously a Partner and Managing Director at TPG Biotech, from 2005 to July 2018. Prior to joining TPG Biotech, Dr. Preston served for two years as a medical device and biotechnology venture capital investor at J.P. Morgan Partners, LLC, a private equity firm. Prior to that, she was an Entrepreneur-in-Residence at New Enterprise Associates, a venture capital firm, and was a leader of the pharmaceutical and medical products consulting practice at McKinsey & Co in New York. Dr. Preston currently serves on the board of directors of Entasis Therapeutics Holdings, Inc., Oxford BioMedica plc, Otonomy, Inc. and numerous private companies. Dr. Preston holds an M.D. from the University of Oxford and a B.S. in Biochemistry from the University of London.

The Nominating and Corporate Governance Committee believes that Dr. Preston is qualified to serve on our Board of Directors due to her substantial experience as an investor in biopharmaceutical and life sciences companies, as well as her experience at McKinsey & Co. advising large pharmaceutical companies.

Clay B. Siegall, Ph.D. Dr. Siegall has served as a member of our Board of Directors since November 2005. In 1998, Dr. Siegall co-founded Seattle Genetics, Inc., a biotechnology company, and currently serves as its President, Chief Executive Officer and Chairman of the Board of Directors. From 1991 to 1997, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute and the National Cancer Institute, National Institutes of Health from 1988 to 1991. In addition to Seattle Genetics and Alder, Dr. Siegall currently serves on the board of directors of Ultragenyx Pharmaceutical Inc. and he previously served on the board of directors of Mirna Therapeutics, Inc. from January 2013 to December 2016. Dr. Siegall holds a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland.

The Nominating and Corporate Governance Committee believes that Dr. Siegall is qualified to serve on our Board of Directors due to his experience in founding and building Seattle Genetics, his significant executive leadership experience and his role overseeing the successful development and commercialization of an approved product.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Robert W. Azelby, M.B.A. Mr. Azelby has served as our President and Chief Executive Officer since June 2018. From November 2015 to May 2018, Mr. Azelby served as Executive Vice President, Chief Commercial Officer of Juno Therapeutics, Inc. From June 2012 to October 2015, Mr. Azelby served as Vice President and General Manager, Oncology at Amgen Inc. From October 2010 to May 2012, he served as Amgen’s Vice President, Amgen Oncology Sales. Prior to that, he served in various positions at Amgen, including periods as Vice President, Commercial Effectiveness Unit and General Manager of Amgen Netherlands. Mr. Azelby currently serves on the board of directors of Clovis Oncology, Inc. and he previously served on the board of directors of Cascadian Therapeutics, Inc. from April 2017 to March 2018. Mr. Azelby holds a B.A. in Economics and Religious Studies from the University of Virginia and an M.B.A. from Harvard Business School.

The Nominating and Corporate Governance Committee believes that Mr. Azelby is qualified to serve on our Board of Directors due to his experience in the biopharmaceutical industry, including his operational experience and strong track record in both large and small biopharmaceutical environments.

Paul B. Cleveland. Mr. Cleveland has served as a member of our Board of Directors since August 2015. Between March 2018 and June 2018, Mr. Cleveland served as our Interim President and Chief Executive Officer. Since October 2016, Mr. Cleveland has served as the Chairman of the board of directors of Adverum Biotechnologies, Inc., a biotechnology company. From October 2017 through June 2017, Mr. Cleveland served as Executive chairman of Adverum and from December 2015 to October 2016, he served as President and Chief Executive Officer of Adverum. From May 2015 to November 2015, Mr. Cleveland served as President and Chief Executive Officer at Celladon Corporation, a clinical-stage biotechnology company, and previously served as Celladon’s President and Chief Financial Officer since June 2014. From February 2013 to August 2013, Mr. Cleveland served as Executive Vice President, Corporate Strategy and Chief Financial Officer of Aragon Pharmaceuticals, Inc., a biotechnology company. From April 2011 to February 2013, Mr. Cleveland served as General Partner and Chief Operating Officer of Mohr Davidow Ventures, a venture capital firm. From January 2006 to February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, Mr. Cleveland served as a managing director at investment bank J.P. Morgan Chase and Co. and a predecessor firm, Hambrecht & Quist. From January 1993 to September 1996, Mr. Cleveland was a partner at Cooley LLP, from December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell LLP. Mr. Cleveland previously served on the board of directors of Sangamo BioSciences, Inc. from November 2008 to August 2016, and on the board of directors of Celladon from May 2015 to November 2015. Mr. Cleveland received an A.B. from Washington University in St. Louis and a J.D. from Northwestern University School of Law.

The Nominating and Corporate Governance Committee believes that Mr. Cleveland is qualified to serve on our Board of Directors due to his experience as the President and Chief Executive Officer, Chief Financial Officer, a member of the board of directors, and audit committee chair of several biotechnology companies, which provides additional insight to our Board of Directors on the operational, financial and best practices of such companies.

A. Bruce Montgomery, M.D. Dr. Montgomery has served as a member of our Board of Directors since October 2010. Since March 2017, Dr. Montgomery has served as the Chief Executive Officer of Avalyn Pharma Inc., a pharmaceutical company. In 2010, Dr. Montgomery founded Cardeas Pharma Corporation, a biotechnology company, where he served as Chief Executive Officer and a member of the board of directors from 2010 to December 2016. In 2001, he founded Corus Pharma, Inc., a biotechnology company, and served as its Chief Executive Officer from 2001 through its acquisition in 2006 by Gilead Sciences, Inc. He continued on at Gilead post-acquisition until 2010 and served as Senior Vice President and Head of Respiratory Therapeutics, where he successfully led the approval of Cayston (aztreonam) as a treatment for cystic fibrosis patients. From 1993 to 2000, Dr. Montgomery held positions within the research and development group of PathoGenesis Corporation, a biotechnology company. From 1989 to 1993, Dr. Montgomery worked at Genentech, Inc., a biotechnology company. Dr. Montgomery currently serves on the board of directors of Xencor Inc. Dr. Montgomery holds an M.D. and a B.S. in Chemistry from the University of Washington.

The Nominating and Corporate Governance Committee believes that Dr. Montgomery is qualified to serve on our Board of Directors due to his many years of research and development and executive management experience in the biotechnology industry, including overseeing the successful development of several approved products, including inhalable tobramycin and dornas alfa, or Pulmozyme.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC rules.

At the 2016 Annual Meeting, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every year, every two years or every three years. Consistent with the recommendation of our Board of Directors, our stockholders indicated by advisory vote their preference to hold a say-on-pay vote annually. After consideration of the voting results, and based upon its prior recommendation, our Board of Directors elected to hold a stockholder say-on-pay vote annually.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. The Company believes that its compensation policies and decisions are consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item  402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at our 2020 Annual Meeting of Stockholders. In addition, our stockholders will be able to indicate by advisory vote at our 2022 Annual Meeting of Stockholders their preference as to the frequency of future advisory votes.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the years ended December 31, 2018 and 2017, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	2018	2017
	(in thousands)
Audit Fees(1)	$1,065	$734
Audit-related Fees(2)	20	—
Tax Fees	—	—
All Other Fees(3)	1	1

Total Fees	$1,086	$735

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and the issuance of comfort letters and consents.

(2)	Includes fees related to our adoption of Accounting Standards Update 2018-20—Leases (Topic 842).
(3)	Includes fees related to a subscription service for PricewaterhouseCoopers LLP’s accounting guidance and automated disclosure checklist.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Charter of the Audit Committee provides for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board of Director’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Carter, Mr. Green, Dr. Montgomery, Dr. Pakianathan (who is not standing for reelection), Dr. Preston, Dr. Siegall and Ms. Yarno. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with Alder. The Board of Directors also considered Mr. Green’s role as the Founder and Portfolio Manager of Redmile Group, LLC, and our relationship with Redmile Group, LLC and affiliated entities as significant stockholders in making the determination that Mr. Green is independent. Mr. Azelby, our President and Chief Executive Officer, is not an independent director by virtue of his current employment with Alder, and Mr. Cleveland, our former Interim President and Chief Executive Officer, is not an independent director by virtue of his prior employment with Alder.

BOARD LEADERSHIP STRUCTURE

In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at https://investor.alderbio.com/corporate-governance, our Board of Directors does not have a policy as to whether the positions Chairman of the Board and Chief Executive Officer should be separate. Our Board of Directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for the Company. The Board of Directors believes that its current leadership structure, with Mr. Cleveland serving as Chairman, is appropriate because it enables the Board of Directors, as a whole, to engage in oversight of management, promote communication and collaboration between management and the Board of Directors, and oversee governance matters, while allowing our Chief Executive Officer to focus on his primary responsibility, the operational leadership and strategic direction of the Company. In addition, the Company believes that it is advantageous to have a Chairman with a history with and knowledge of the Company (as is the case with Mr. Cleveland, the Company’s former Interim President and Chief Executive Officer) as compared to a relatively less informed independent Chairman.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Director’s key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 13 times during 2018. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of 2018 for which they were directors or committee members, respectively. The Board of Directors also acts by written consent from time to time.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has several committees, including an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the current membership information for each such committee:

Name	Audit		Compensation		Nominating and Corporate Governance
Paul R. Carter	X	*	X
Paul B. Cleveland
Jeremy C. Green					X
A. Bruce Montgomery	X				X
Deepika R. Pakianathan			X
Heather Preston	X
Clay B. Siegall			X	*	X
Wendy Yarno			X		X	*

*	Committee Chairperson

Below is a description of such committees of the Board of Directors, including membership of such committees during 2018. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary functions of this committee include:

•

reviewing disclosures by a prospective registered public accounting firm of relationships between such firm or its members and us or our personnel in financial oversight roles to determine independence of a prospective registered public accounting firm;

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance and assessing qualifications of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by law;

•

considering and adopting clear policies regarding pre-approval by our Audit Committee of our employment of individuals employed or formerly employed by our independent registered accounting firm and engaged on our account;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•

reviewing and discussing with management and our independent registered accounting firm, our guidelines and policies with respect to risk assessment and risk management, any management or internal control letters, and any conflicts or disagreements regarding financial reporting, accounting practices of policies or other matters significant to our financial statements or the report of our independent registered accounting firm;

•

considering and reviewing with our management, our independent registered accounting firm, and outside counsel or advisors, correspondence with regulatory or governmental agencies and any published reports that may raise material issues regarding our financial statements or accounting policies;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and

•	reporting to our Board of Directors material issues in connection with our Audit Committee’s responsibilities.

Initially in 2018, the Audit Committee was composed of three directors: Mr. Cleveland (chairman), Mr. Stephen M. Dow and Dr. Preston. Mr. Carter replaced Mr. Cleveland as a member and Mr. Dow replaced Mr. Cleveland as chairman of the Audit Committee following Mr. Cleveland’s appointment as Interim President and Chief Executive Officer. Dr. Montgomery then replaced Mr. Dow as a member and Mr. Carter replaced Mr. Dow as chairman of the Audit Committee following Mr. Dow’s resignation from the Board of Directors.

The Audit Committee met five times during 2018. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://investor.alderbio.com/corporate-governance.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act). Our Board of Directors also determined that each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements.

The Board of Directors has also determined that Mr. Carter qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Carter’s level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

recommending to our Board of Directors for determination and approval the compensation and other terms of employment of our Chief Executive Officer and his performance in light of relevant corporate performance goals and objectives;

•

reviewing and approving the compensation and other terms of employment of our executive officers (other than our Chief Executive Officer) and other employees, and corporate performance goals and objectives relevant to such compensation, and assessing the attainment of the prior year’s corporate goals and objectives;

•

appointing, compensating, and overseeing the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee after assessing the independence of such person in accordance with applicable Nasdaq rules;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•

reviewing and recommending to our Board of Directors and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as evaluating and approving modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	recommending to our Board of Directors compensation-related proposals to be considered at our annual meeting of stockholders;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement;

•

reviewing and discussing with management any conflicts of interest raised by the work of a compensation consultant or advisor retained by our Compensation Committee or management and how such conflict is being addressed, and preparing any necessary disclosure in our annual proxy statement in accordance with applicable SEC rules; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

In addition, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

During 2018, the Compensation Committee was composed of four directors: Mr. Carter, Dr. Pakianathan, Dr. Siegall (chairman) and Ms. Yarno. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards) and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. During 2018, the Compensation Committee met seven times and acted by written consent. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://investor.alderbio.com/corporate-governance.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets semiannually and with greater frequency if necessary, and acts by written consent from time to time, as appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2014, the Compensation Committee formed a Non-Officer Stock Award Committee, currently composed of the Company’s Chief Executive Officer in his capacity as a member of the Board of the Directors, to which it delegated authority to grant, without any further action required by the Compensation Committee, equity-based compensation awards to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, the Non-Officer Stock Award Committee may not (1) grant awards covering more than an aggregate of 250,000 shares of common stock per fiscal quarter, (2) grant awards covering more shares than have been approved by the Company’s stockholders under the 2014 Equity Incentive Plan, (3) grant awards to the Company’s Section 16 reporting officers, (4) grant an award covering more than 30,000 shares of common stock to any individual employee in any fiscal quarter, and (5) grant awards unless they are granted in accordance with any approved guidelines established by the Board of Directors of Compensation Committee; provided, however, that the Compensation Committee may delegate additional authority to the Non-Officer Stock Award Committee from time-to-time in excess of the award limit per fiscal quarter in (1) above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors oversees our corporate governance function. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance of our Board of Directors and its applicable committees, and recommending to our Board of Directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	overseeing and reviewing our processes and procedures to provide information to our Board of Directors and its committees;

•	reviewing and recommending to our Board of Directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

Initially in 2018, the Nominating and Corporate Governance Committee was composed of four directors: Mr. Dow (chairman), Mr. Cleveland, Dr. Montgomery and Dr. Preston. Ms. Yarno replaced Mr. Dow as chairperson and Dr. Siegall replaced Dr. Preston and Mr. Cleveland as members of the Nominating and Corporate Governance Committee in 2018. Mr. Green was appointed as a member of the Nominating and Corporate Governance Committee in April 2018.

All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). During 2018, the Nominating and Corporate Governance Committee met six times and acted by written consent. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at https://investor.alderbio.com/corporate-governance.

The Board of Directors believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise which qualifies him or her to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Board of Directors retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 11804 North Creek Parkway South, Bothell, WA 98011. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the

Board of Directors has been excellent. Nevertheless, the Nominating and Corporate Governance Committee will consider from time to time the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on the Company’s website at https://investor.alderbio.com/corporate-governance. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In March 2019, the Board of Directors adopted our amended and restated Corporate Governance Guidelines, which were originally adopted in March 2014, to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at https://investor.alderbio.com/corporate-governance.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Mr. Paul R. Carter (Chair)

Dr. A. Bruce Montgomery

Dr. Heather Preston

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

We provide cash and equity compensation to our non-employee directors. Randall C. Schatzman, who served as our President and Chief Executive Officer from January 2018 to March 2018, Paul B. Cleveland, who served as our Interim President and Chief Executive Officer from March 2018 to June 2018, and Robert W. Azelby, who has served as our President and Chief Executive Officer since June 2018, were employees of Alder and were compensated for service as an employee for a portion of 2018 and did not receive any additional compensation for service on our Board of Directors during the time they served as employees.

Compensation Policy. Pursuant to our non-employee director compensation policy our non-employee directors received the following compensation for service on the Board of Directors and its committees in 2018:

Each non-employee director received an annual base cash retainer of $40,000 for such service, paid monthly. The non-executive chairperson of our Board of Directors received an additional annual base cash retainer of $20,000 for such service, paid monthly.

The policy also provided that we compensate the members of our Board of Directors for service on our committees as follows:

•

The chairperson of our Audit Committee received an annual cash retainer of $15,000 for such service, paid monthly, and each of the other members of the Audit Committee received an annual cash retainer of $7,500, paid monthly.

•

The chairperson of our Compensation Committee received an annual cash retainer of $10,000 for such service, paid monthly, and each of the other members of the Compensation Committee received an annual cash retainer of $5,000, paid monthly.

•

The chairperson of our Nominating and Corporate Governance Committee received an annual cash retainer of $7,000 for such service, paid monthly, and each of the other members of the Nominating and Corporate Governance Committee received an annual cash retainer of $3,500, paid monthly.

The policy further provided for the grant of equity awards as follows:

•

Upon a non-employee director’s election to our Board of Directors, such director will receive an option to purchase 30,000 shares of our common stock. One-third of the shares subject to each stock option will vest on the one-year anniversary of the date of grant, one-third of the shares subject to each stock option will vest on the two-year anniversary of the date of grant and one-third of the shares subject to each stock option will vest on the three year anniversary of the date of grant, such that the option is fully vested on the third anniversary of the date of grant, subject to the director’s continued service through each such vesting date and will vest in full upon a change in control.

•

On the date of each annual meeting of stockholders, each non-employee director will receive an option to purchase an additional 15,000 shares of our common stock. The shares subject to each option will vest on the date of the following annual stockholder meeting.

Each of these options will be granted with an exercise price equal to the fair market value of our common stock on the date of such grant.

Amendment to Non-Employee Director Compensation Policy. In June 2018, upon recommendation of the Compensation Committee, our Board of Directors amended our non-employee director compensation policy so that each option granted to our non-employee directors on the date of the date of the Annual Meeting and subsequent annual meetings of stockholders will vest in full upon a change in control, subject to the non-employee director’s continued service with us through the date of the change in control. Our Board of Directors approved this change to the terms of the annual option grants to our non-employee directors to conform to the vesting terms applicable to their initial option grants. In addition, in March 2019, upon recommendation of the Compensation Committee, our Board of Directors amended our non-employee director compensation policy to increase certain cash retainers and increase the initial and annual option awards, as described below.

Processes and Procedures for Determining Director Compensation. The charter of the Compensation Committee vests in the Compensation Committee the responsibility for reviewing director compensation and recommending changes to the Board. It is the practice of the Compensation Committee to seek input from executive officers and outside compensation consultants as it deems appropriate. The Compensation Committee periodically reviews and assesses non-employee director pay levels from time to time with assistance from Compensia, an independent compensation consultant, which prepares a comprehensive assessment of our non-employee director compensation program. Our Compensation Committee reviewed our non-employee director compensation practices in March 2019 and determined to recommend that the Board of Directors approve adjustments to 2019 non-employee director compensation from the previously established levels specified under our compensation policy in order to align pay practices in line with that of our peer group. As a result, we adjusted the annual cash retainers for each committee member, committee chairperson and Chairman of the Board beginning in March 2019 to approximate the 50th percentile of compensation received by members of the boards of directors of our peer companies. We also adjusted the annual option award and initial option award for newly appointed directors to alight with the 50th percentile of our peer companies.

Director Compensation Table.    The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2018.

Name	Cash Compensation	Option Awards(1)	Total
Paul R. Carter	$55,072	$160,518	$215,590
Stephen M. Dow	31,122	—	31,122
Jeremy C. Green(2)	29,725	434,034	463,759
A. Bruce Montgomery, M.D.	47,604	160,518	208,122
Deepika R. Pakianathan, Ph.D.(3)	45,000	160,518	205,518
Heather Preston, M.D.	48,394	—	48,394
Clay B. Siegall, Ph.D.	52,606	160,518	213,124
Wendy L. Yarno	50,211	160,518	210,729

(1)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The table below lists the aggregate number of shares subject to outstanding option awards held by each of our non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2018
Paul R. Carter	75,000
Jeremy C. Green	45,000
A. Bruce Montgomery, M.D.	83,166
Deepika R. Pakianathan, Ph.D.	51,350
Heather Preston, M.D.	36,350
Clay B. Siegall, Ph.D.	83,165
Wendy L. Yarno	60,000

(2)

Mr. Green was appointed to our Board of Directors in April 2018. Cash compensation earned by Mr. Green during 2018 was paid to Redmile Group LLC. Pursuant to the policies of Redmile Group, LLC, Mr. Green holds the stock options as a nominee on behalf, and for the sole benefit, of Redmile Group, LLC and has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile Group, LLC. Mr. Green disclaims beneficial ownership of the stock options. Redmile Group LLC disclaims beneficial ownership of the stock option except to the extent of its pecuniary interest therein.

(3)	Cash compensation earned by Dr. Pakianathan during 2018 was paid to Delphi Management Partners VII, L.L.C.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 15, 2019, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have based our calculation of beneficial ownership on 83,247,109 shares of common stock outstanding on April 15, 2019. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after April 15, 2019 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South, Bothell, WA 98011.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Entities affiliated with Redmile Group, LLC(1)	8,324,316	9.99%
The Vanguard Group(2)	5,265,230	6.3
BlackRock, Inc.(3)	4,934,624	5.9
Wellington Management Group LLP(4)	10,338,850	12.4
Foresite Capital and its affiliates(5)	4,528,350	5.4
Entities affiliated with T. Rowe Price(6)	7,712,078	9.3
Named Executive Officers and Directors:
Robert W. Azelby(7)	250,000	*
Paul B. Cleveland(8)	160,000	*
Randall C. Schatzman, Ph.D.(9)	1,137,153	*
Carlos Campoy	—	*
Larry K. Benedict(10)	212,775	*
Erin M. Lavelle(11)	81,250	*
Elisabeth A. Sandoval(12)	274,376	*
James B. Bucher(13)	151,189	*
Paul R. Carter(14)	75,000	*
Jeremy C. Green(1)	8,324,316	9.99
A. Bruce Montgomery, M.D.(15)	92,794	*
Deepika R. Pakianathan, Ph.D.(16)	2,889,882	3.5
Heather Preston, M.D.(17)	36,350	*
Clay B. Siegall, Ph.D.(18)	114,879	*
Wendy L. Yarno(19)	50,000	*
All executive officers and directors as a group (17 persons)(20)	13,071,274	15.4

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)

Based in part on information provided in a Schedule 13D/A filed with the SEC on behalf of Redmile Group, LLC on March 6, 2019. According to this filing, Redmile Group, LLC has shared voting and dispositive power with respect to: (i) 1,441,199 shares of Common Stock and 48,877 shares of the our non-voting Class A-1 Convertible Preferred Stock (“Class A-1 Preferred Stock”) held by Redmile Capital Fund, LP, (ii) 262,671 shares of common stock and 145,044 shares of Class A-1 Preferred Stock held by Redmile Capital Offshore II Master Fund, Ltd., (iii) 262,321 shares of common stock and 7,967 shares of Class A-1 Preferred Stock held by Redmile Capital Offshore Fund (ERISA), Ltd., (iv) 3,324,754 shares of common stock and 99,868 shares of Class A-1 Preferred Stock held by Redmile Capital Offshore Master Fund, Ltd., (v) 47,400 shares of common stock and 118,369 shares of Class A-1 Preferred Stock held by Redmile Strategic Master Fund, LP, (vi) 2,143,630 shares of common stock and 270,882 shares of Class A-1 Preferred Stock held by a separately managed account, (vii) 492,128 shares of common stock held by Map 20 Segregated Portfolio, a segregated portfolio of LMA SPC, (viii) 270,793 shares of common stock held by P Redmile Ltd., and (ix) 69,746 shares of Class A-1 Preferred Stock held by RAF, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles and separately managed accounts listed in items (i) through (ix) and, in such capacity, exercises sole voting and investment power over all of the shares held by such vehicles and accounts and may be deemed to be the beneficial owner of these shares. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The Class A-1 Preferred Stock is initially convertible into shares of our common stock on a one-for-ten basis. Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock (the “Certificate of Designation”), we may not effect any conversion of the Class A-1 Preferred Stock, and a holder of the Class A-1 Preferred Stock does not have the right to convert any portion of the Class A-1 Preferred Stock held by such holder, to the extent that, after giving effect to the conversion set forth in a notice of conversion, such conversion would result in such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or affiliates, beneficially owning in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is 9.99% of the shares of common stock then issued and outstanding, which percentage may be changed at a holder’s election upon 61 days’ notice to us. The 8,324,316 shares of common stock beneficially owned by Redmile Group, LLC represents 9.99% of the outstanding shares of common stock issued and outstanding as of April 15, 2019, including 25,000 shares issuable to Mr. Green pursuant to stock options exercisable within 60 days of April 15, 2019 and 54,420 shares of common stock issuable upon conversion of 5,442 shares of Class A-1 Preferred Stock, which, due to the Beneficial Ownership Limitation, is the maximum number of shares of Class A-1 Preferred Stock that could be converted to common stock as of April 15, 2019. Pursuant to the policies of Redmile Group, LLC, the stock options held by Mr. Green are held in his capacity as a nominee on behalf, and for the sole benefit, of Redmile Group, LLC and Mr. Green has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile Group, LLC. Mr. Green disclaims beneficial ownership of the stock options. Redmile Group LLC disclaims beneficial ownership of the stock option except to the extent of its pecuniary interest therein. The address of Redmile Group, LLC is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.

(2)

Based solely on information provided in a Schedule 13G/A filed with the SEC on behalf of The Vanguard Group on February 11, 2019 reflecting its common stock holdings as of December 31, 2018. According to this filing, The Vanguard Group has sole voting power with respect to 107,360 shares and sole dispositive power with respect to 5,157,814 shares of our common stock, and shared voting power with respect to 5,528 shares and shared dispositive power with respect to 107,416 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based solely on information provided in a Schedule 13G/A filed with the SEC on behalf of BlackRock, Inc. on February 11, 2019 reflecting its common stock holdings as of December 31, 2018. According to this filing, BlackRock, Inc. has sole voting power with respect to 4,767,269 shares and sole dispositive power with respect to 4,934,624 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)

Based on information contained in a Schedule 13G/A filed on March 11, 2019 reflecting its common stock holdings as of February 28, 2019. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”) beneficially own 10,338,850 shares of our common stock which are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(5)

Based solely on information provided in a Schedule 13G/A filed by Foresite Capital Fund II, L.P. (“FCF II”), Foresite Capital Management II, LLC (“FCM II”), Foresite Capital Fund III, L.P. (“FCF III”), Foresite Capital Management III, LLC (“FCM III”) and James Tananbaum with the SEC on February 13, 2019, reflecting common stock holdings as of December 31, 2018 (including shares represented by call options exercisable within sixty days of December 31, 2018). FCM II is the general partner of FCF II. FCM III is the general partner of FCF III. Tananbaum is the managing member of each of FCM II, which is the general partner of FCF II, and FCM III, which is the general partner of FCF III. James Tananbaum may be deemed to have sole power to vote these shares. The address of these entities is c/o Foresite Capital Management, LLC, 101 California Street, Suite 4100, San Francisco, California 94111.

(6)

Based solely on information reported on a Schedule 13G/A filed on February 14, 2019 on behalf of T. Rowe Price Associates, Inc. According to this filing, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,046,936 shares and sole dispositive power with respect to 7,712,078 shares. The address for these reporting persons is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)

Represents 250,000 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019. Excludes 150,000 shares of common stock issuable pursuant to stock options that vested and became exercisable on April 23, 2019 upon the achievement of a performance-based vesting milestone.

(8)	Represents 160,000 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019.
(9)

Represents (a) 116,347 shares held directly by Dr. Schatzman and (b) 1,020,806 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019. Excludes 18,082 shares of common stock issuable pursuant to restricted stock units that vested on April 23, 2019 upon achievement of a performance-based vesting milestone.

(10)

Represents (a) 34,407 shares held directly by Mr. Benedict and (b) 178,368 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019. Excludes 7,055 shares of common stock issuable pursuant to restricted stock units that vested on April 23, 2019 upon achievement of a performance-based vesting milestone.

(11)

Represents 81,250 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019. Excludes 5,842 shares of common stock issuable pursuant to restricted stock units that vested on April 23, 2019 upon the achievement of a performance-based vesting milestone.

(12)

Represents 274,376 shares issuable to Ms. Sandoval pursuant to stock options exercisable within 60 days of April 15, 2019. Excludes 9,032 shares of common stock issuable pursuant to restricted stock units that vested on April 23, 2019 upon the achievement of a performance-based vesting milestone.

(13)

Represents (a) 3,896 shares held directly by Mr. Bucher and (b) 147,293 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019. Excludes 7,810 shares of common stock issuable pursuant to restricted stock units that vested on April 23, 2019 upon the achievement of a performance-based vesting milestone.

(14)	Represents 75,000 shares issuable to Mr. Carter pursuant to stock options exercisable within 60 days of April 15, 2019.
(15)	Represents (a) 9,628 shares held directly by Dr. Montgomery and (b) 83,166 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019.
(16)

Includes (a) 2,810,429 shares held by Delphi Ventures VII, L.P., (b) 28,103 shares held by Delphi BioInvestments VII, L.P. (together, the “Delphi Funds”) and (c) 51,350 shares issuable to Dr. Pakianathan pursuant to stock options exercisable within 60 days of April 15, 2019. The general partner of each of the Delphi Funds is Delphi Management Partners VII, L.L.C. (“DMP VII”). The managing members of DMP VII are Deepika R. Pakianathan, James J. Bochnowski, David L. Douglass and Douglas A. Roeder. DMP

VII and each of the foregoing managing members may be deemed a beneficial owner of the reported shares but each of disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.
(17)	Represents 36,350 shares issuable to Dr. Preston pursuant to stock options exercisable within 60 days of April 15, 2019.
(18)	Represents (a) 31,714 shares held directly by Dr. Siegall and (b) 83,165 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019.
(19)	Represents 50,000 shares issuable to Ms. Yarno pursuant to stock options exercisable within 60 days of April 15, 2019.
(20)

Represents (a) 11,163,904 shares held by our current directors and executive officers, (b) 1,852,950 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2019 and (c) 54,420 shares issuable upon conversion of Class A-1 Preferred Stock within 60 days of April 15, 2019, as further described in footnote 1 above. Excludes (i) 150,000 shares of common stock issuable pursuant to options and (ii) 37,167 shares of common stock issuable pursuant to restricted stock units, that vested on April 23, 2019 upon achievement of certain performance-based vesting milestones.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 4 related to our declared dividends on the convertible preferred stock, paid in the form of shares of preferred stock on June 29, 2018, was filed 15 days late by Redmile Group, LLC.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 15, 2019. Biographical information with regard to Mr. Azelby is presented under “Proposal No. 1—Election of Directors” in this proxy statement.

Name	Age	Position(s)
Carlos Campoy	54	Chief Financial Officer
Nadia Dac	49	Chief Commercial Officer
Erin M. Lavelle	41	Chief Operating Officer
Paul Streck, M.D.	56	Chief Medical Officer
Jeffrey T.L. Smith, M.D., FRCP	59	Managing Director of Alder BioPharmaceuticals Limited
Larry K. Benedict	58	Executive Vice President and Principal Accounting Officer
James B. Bucher, J.D.	53	Executive Vice President and General Counsel
Randal A. Hassler	61	Executive Vice President, Pharmaceutical Operations

Carlos Campoy. Mr. Campoy has served as our Chief Financial Officer since December 2018. From September 2017 to December 2018, Mr. Campoy served as a partner of Think Forwards, a financial consulting firm. From March 2015 to November 2016, Mr. Campoy served as Vice President of Finance, International at Allergan plc, where he previously served as Vice President and Financial Controller, Europe, Africa and Middle East from July 2014 to March 2015. Prior to joining Allergan, Mr. Campoy had an 18-year tenure at Eli Lilly and Company, from August 1996 to July 2014, where he held a number of senior financial leadership positions of increasing responsibility, most recently serving as Chief Financial Officer, Eli Lilly Japan K.K. from January 2013 to July 2014. Mr. Campoy is a Certified Management Accountant (CMA). He holds an M.B.A. in Finance and Decision Information Systems from Indiana University and a B.S. in Management from Faculdade C.C. Administracao de Tupa, Tupa in São Paulo, Brazil.

Nadia Dac. Ms. Dac has served as our Chief Commercial Officer since April 2019. From December 2014 to March 2019, she served as Vice President, Global Specialty Commercial Development at AbbVie, Inc., a biopharmaceutical company. Prior to AbbVie, Ms. Dac served as Sr. Vice President of Marketing at Auxillium Pharmaceuticals, Inc. from May 2013 to September 2014, when the company was acquired by Endo International plc. From 2009 to 2013, Ms. Dac held several roles of increasing responsibility at Novartis AG, including Global Vice President, Neuroscience Professional Relations prior to her role as Vice President, MS Franchise. She holds a B.S. in Marketing from Rutgers University.

Erin M. Lavelle. Ms. Lavelle has served as our Chief Operating Officer since April 2018. From October 2017 to March 2018, Ms. Lavelle served as the General Manager of the Taiwan affiliate of Amgen Inc., a biopharmaceutical company. From June 2016 to September 2017, Ms. Lavelle served as Executive Director, Japan and Asia-Pacific Commercial Excellence and Digital Health at Amgen. From July 2003 to June 2016, Ms. Lavelle served in roles of increasing responsibility at Amgen, including as Executive Director in the areas of Global Marketing; Global Commercial Finance; and Strategy and Corporate Development. She began her career in 1998 as an investment banker in the healthcare group at Merrill Lynch & Co. Ms. Lavelle holds a B.A. in Economics from Yale University.

Paul Streck, M.D. Dr. Streck has served as our Chief Medical Officer since January 2019. From June 2017 to January 2018, Dr. Streck served as Chief Medical Officer of Insmed Incorporated. From November 2015 to June 2017, Dr. Streck served as Vice President, Global Medical Specialty Franchise, Immuno-inflammation at GlaxoSmithKline plc. From November 2007 to November 2015, Dr. Streck held various positions at Shire Pharmaceuticals plc. Dr. Streck served as Group Vice President, Clinical Development/TA Lead (Hematology, Gastrointestinal, Internal Medicine) at Shire Pharmaceuticals from November 2013 to November 2015. Prior to that, Dr. Streck served as Global Head of Medical Affairs, Internal Medicine (November 2012 to December 2013), Product General Manager, Emerging Business Unit (November 2011 to November 2012), and Senior Director, Global Clinical Development (November 2007 to December 2012) at Shire Pharmaceuticals. From February 2006 to October 2007, Dr. Streck was Director of Marketing at AMGEN USA Inc. Dr. Streck holds an

M.B.A. from the Duke University Fuqua School of Business, an M.D. from Jefferson Medical College, a D.M.D. from the Temple University School of Dentistry and a B.A. in chemistry from Rutgers University.

Jeffrey T.L. Smith, M.D., FRCP. Dr. Smith has served as our Managing Director of Alder Biopharmaceuticals Limited since March 2017. Dr. Smith previously served as our Senior Vice President, Translational Medicine from 2012 to March 2017 and in other senior management positions from April 2004 to 2012. From 1999 to 2004, Dr. Smith served as Senior Director of Medical Research for Celltech R&D, where he was responsible for planning and managing the CDP870 anti-TNF clinical trials for rheumatoid arthritis as well as several other key autoimmune clinical development programs. From 1997 to 1999, Dr. Smith served as Medical Director at Simbec Research Ltd., a contract research organization. From 1995 to 1997, Dr. Smith served as Head of Clinical Pharmacology at Hoechst Marion Roussel Ltd., a pharmaceutical company. From 1994 to 1995, Dr. Smith served as a Senior Clinical Physician at the Proctor and Gamble Company, a publicly-traded consumer products company, and from 1989 to 1994, he served as a Senior Research Physician in the clinical pharmacology department at Glaxo Research and Development Ltd., now a division of GlaxoSmithKline plc. Dr. Smith holds an M.D. from the University of London and is a Fellow of the Royal College of Physicians in London.

Larry K. Benedict. Mr. Benedict has served as our Executive Vice President and Principal Accounting Officer since October 2016, and prior to that served as our Senior Vice President of Finance from January 2013 to October 2016 and as our Vice President of Finance from June 2008 to January 2013. From 2000 to 2008, Mr. Benedict served in various positions at Seattle Genetics, Inc., most recently as Director of Finance and Controller. Mr. Benedict holds a B.S. in Accounting from Central Washington University.

James B. Bucher, J.D. Mr. Bucher has served as our Executive Vice President and General Counsel since February 2019 and served as our Senior Vice President and General Counsel from January 2016 to February 2019. During 2015, Mr. Bucher served as a consultant providing legal services to several life sciences companies. From 2007 to 2014, Mr. Bucher served as Vice President, Corporate Legal Affairs and Secretary, and as the Corporate Compliance Officer, of Exelixis, Inc., a biopharmaceutical company. From 1991 to 2007, Mr. Bucher practiced as a corporate attorney at the international law firm Shearman & Sterling LLP, becoming a partner in 2001. Mr. Bucher holds a J.D. with distinction from Emory University School of Law and a B.A. in Biology from Colgate University.

Randal A. Hassler. Mr. Hassler has served as our Executive Senior Vice President of Pharmaceutical Operations since February 2018, and prior to that served as our Senior Vice President of Pharmaceutical Operations from August 2014 to February 2018. From 2008 to 2014, Mr. Hassler served in various leadership positions at Seattle Biomedical Research Institute, a non-profit infectious disease research institute, most recently as Chief Operating Officer. From 1995 to 2007, he served in various leadership positions at Amgen Inc., a biopharmaceutical company, including Process Development, Quality Control, and Quality Assurance. From 1983 to 1995, Mr. Hassler served in a variety of research and development positions at Synergen Inc., a biotechnology company, which was acquired by Amgen in 1994. Mr. Hassler holds a B.S. in Microbiology from Indiana University and an M.S. in Microbiology from Colorado State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis discusses the total compensation for all persons who served as our Chief Executive Officer or principal financial officer during 2018, and our three other most highly compensated executive officers during the year ended December 31, 2018, which officers are referred to as our “named executive officers.” Our named executive officers are:

•	Robert W. Azelby, President, Chief Executive Officer and Director;

•	Paul B. Cleveland, former Interim President and Chief Executive Officer and Director(1);

•	Randall C. Schatzman, Ph.D., former President, Chief Executive Officer and Director(2);

•	Carlos Campoy, Chief Financial Officer;

•	Larry K. Benedict, Executive Vice President and Principal Accounting Officer(3);

•	Erin M. Lavelle, Chief Operating Officer;

•	Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy(4); and

•	James B. Bucher, Executive Vice President and General Counsel.

(1)

Mr. Cleveland served as our Interim President and Chief Executive Officer from March 15, 2018 through June 13, 2018, the date Mr. Azelby became our Chief Executive Officer. Mr. Cleveland continues to serve on our Board of Directors.

(2)

Dr. Schatzman ceased serving as President and Chief Executive Officer and Director on March 15, 2018. Dr. Schatzman agreed to consult for us for a period of 18 months after his employment separation date.

(3)

Mr. Benedict served as our principal financial officer prior to the appointment of Mr. Campoy as our Chief Financial Officer in December 2018. In April 2019, Mr. Benedict informed Alder of his decision to retire on May 3, 2019.

(4)	Ms. Sandoval’s employment with us terminated on March 31, 2018. Ms. Sandoval agreed to consult for us for a period of three months after her employment separation date.

Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for 2018.

Executive Summary

2018 was a seminal year for us, as we demonstrated strong execution with the completion of key milestones and evolved from being a company focused on research and development to one focused on seeking regulatory approval and preparing for commercialization. As part of this evolution, we transitioned our executive team, hiring and recruiting executives with significant operational and commercial experience in the biopharmaceutical industry to ensure eptinezumab’s successful progress toward a biologics license application (BLA) submission and to prepare the company for commercialization. This transition included the additions of Mr. Azelby to serve as our President and Chief Executive Officer, Ms. Lavelle to serve as our Chief Operating Officer and Mr. Campoy to serve as our Chief Financial Officer.

The Compensation Committee’s basic responsibility is to review the performance of our executive officers in achieving corporate and individual goals and objectives and to ensure that our management is compensated effectively in a manner consistent with our compensation philosophy and competitive practice. Toward that end, the Compensation Committee oversees and reviews all of our management compensation, equity and employee benefit plans and programs.

The goal of our Compensation Committee is to ensure that our compensation programs are aligned with the interest of our stockholders and our corporate goals and the total compensation paid to each of our named executive officers is fair, reasonable and competitive.

Key elements of our 2018 executive compensation programs and what the element was intended to achieve include:

Element	Purpose
Base Salary	Provides a fixed level of compensation that is competitive to enable us to attract and retain the talent needed to meet our corporate objectives

Annual Cash Bonus Program	Provides financial incentives for our executives to attain our key performance goals that drive our business

Long-Term Incentive Compensation

Links executive compensation to our long-term success

Stock options are part of our pay-for-performance culture by providing a return to our executive officers only if the market price of our stock appreciates over the stock option term

Stock unit awards cover fewer shares than the stock options that deliver a similar value to an executive officer, and as a result, stock unit awards enable the company to minimize dilution to shareholders while reinforcing the importance of shareholder value creation

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it both encourages our executive officers to work for meaningful stockholder returns and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to assume excessive risks.

The highlights of our Company performance for 2018 include:

•

Positive results in our PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 1 (PROMISE 2) Phase 3 clinical trial, a pivotal clinical trial evaluating the safety and efficacy of eptinezumab administered via infusion at two dose levels once every three months for six months in 1,072 patients with chronic migraine.

•	Eptinezumab data presentations at top tier medical conferences related to PROMISE 1 and PROMISE 2 clinical data and analyses:

•

In April 2018, we presented new data from Alder’s PROMISE 1 Phase 3 clinical trial for eptinezumab in episodic migraine patients at the 70th Annual American Academy of Neurology Meeting. The new data demonstrated long-term and sustained or further increased efficacy in episodic migraine following the third and fourth quarterly infusion, as well as increased migraine-free intervals and improved quality of life outcomes.

•

In June 2018, we presented new data from Alder’s PROMISE 1 and PROMISE 2 Phase 3 clinical trials for eptinezumab in episodic and chronic migraine patients, respectively, at the American Headache Society Meeting. The new data highlighted the strength of eptinezumab efficacy data by showing sustained or increased efficacy following subsequent quarterly administrations of eptinezumab.

•	Positive results from a comparative pharmacokinetics (“pk”) study that supported the comparability evaluation of the clinical supply for eptinezumab and its planned commercial supply.

•	Completed a one-year safety study of eptinezumab, which generated favorable safety and tolerability data and demonstrated a favorable safety profile consistent with previous eptinezumab studies.

•

Entered into a settlement and global license agreement with Teva Pharmaceuticals International GmbH, which provided clarity regarding our freedom to develop, manufacture and commercialize eptinezumab in the U.S. and globally.

•

Completed a private placement of convertible preferred stock, resulting in net proceeds of $97.7 million, and an underwritten public offering of 2.5% convertible senior notes due 2025, resulting in $277.7 million in net proceeds.

Our executive compensation policies for 2018 included the following:

•

The majority of our executive’s compensation was at-risk: 97% of the compensation of our current Chief Executive Officer was at-risk, consisting of incentive compensation in the form of a bonus and equity awards; an average of 79% of the compensation of our other current named executive officers was at-risk.

•	The goals under our annual incentive compensation bonus plan included goals that were designed to drive the long-term advancement of our clinical and pre-clinical development programs.

•

The incentive compensation bonus for our Chief Executive Officer was based 100% on attainment of our corporate goals, aligning the interest of our Chief Executive Officer with our stockholders’ interest.

•

Our equity incentive compensation, consisting of stock options, which vest over a multi-year period based on continued service or attainment of performance goals, and performance-based vesting restricted stock units, or PRSUs, which vest upon the achievement of pre-determined regulatory milestones.

•

Under our Executive Severance Plan, a named executive officer is only paid severance benefits in connection with a change in control if his or her employment is involuntarily terminated other than for cause, death or disability or if the named executive officer resigns for good reason.

•	We do not provide excessive perquisite benefits to our named executive officers, such as car allowances, financial planning advice or club memberships.

Compensation Philosophy and Objectives

We are a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform the treatment paradigm in migraine. Our compensation philosophy is to provide overall compensation that is competitive among comparable companies in our industry in order to attract and retain the highest quality executive officers and other senior management.

The Compensation Committee believes that, when targeted levels of performance are achieved, the resulting overall compensation should be comparable with the pay practices of a peer group of companies selected by the Compensation Committee and other market data. The Compensation Committee generally seeks to establish a mix between cash compensation and long-term equity incentives similar to the mix utilized by the companies in our peer group. Our Compensation Committee believes that it is important to align compensation levels and the mix of compensation to that offered by our peers in order to attain our primary compensation objectives – retaining, incentivizing and attracting the high-quality executives whose efforts are key to our long-term success.

Compensation Setting Process

At the time the Compensation Committee makes executive compensation decisions, the Compensation Committee may consider individual performance and our company’s performance against pre-established company corporate and strategic goals. In this regard, decisions with respect to the principal, ongoing elements of compensation for our executive officers may be based, in combination with the competitive peer group analysis described above, upon the Compensation Committee’s assessment of (i) each individual’s performance as assessed by our Chief Executive Officer (other than with respect to his own performance) in consultation with the Compensation Committee and (ii) our performance measured against corporate and strategic goals as defined by the Compensation Committee. Determinations of individual performance at the executive officer level (other than our Chief Executive Officer) are based on achievement of individual goals, as well as the individual’s performance with respect to (and contributions toward) the achievement of our pre-established corporate and strategic goals. The Compensation Committee believes that successful execution against goals is the best way to enhance long-term stockholder value.

The Compensation Committee generally relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer, particularly with respect to base salary determinations and overall levels of long-term equity compensation. However, as set forth below, bonus awards under our annual bonus program are formulaic in that the target bonus opportunity is established, as is the extent to which bonuses are awarded based on individual performance against individual goals and the achievement of pre-established corporate goals. Factors considered by the Compensation Committee in making its determinations regarding annual bonus awards include individual performance, contributions to corporate and strategic goals, and the nature and scope of the individual’s responsibilities and effectiveness in leading management’s initiatives to achieve the corporate goals.

Peer Group

The Compensation Committee also periodically consults with executive compensation consultants and, in making 2018 compensation decisions engaged Compensia, Inc. to assist the Compensation Committee with this analysis. In setting 2018 compensation levels the Compensation Committee, considered the compensation levels of similarly positioned executives at the peer group companies discussed below in determining the amount and mix of compensation elements for the executive officers. Our peer group companies are selected based on a review of biotechnology and pharmaceutical companies that are similar to Alder with respect to industry, development stage, market capitalization, headcount as well as revenue and funding from partnerships. Based on information available as of January 2018 when the peer group was selected, the median market capitalization of our peer group companies was $839 million, compared to Alder’s market capitalization as of December 31, 2017 of $902 million, and the median headcount was 201 employees, compared to Alder’s 176 employees as of such date.

The Compensation Committee reviews the peer group periodically to reflect changes in development stage, market capitalization and other factors, including acquisitions, and revises the companies included in the peer group accordingly, based upon the advice of Compensia. Considering the change in our market capitalization and advancement of our pipeline, our Compensation Committee reviewed and revised our peer group in February 2018 to consist of:

Acceleron Pharma, Inc. Achillion Pharmaceuticals, Inc. Acorda Therapeutics, Inc. Aduro Biotech, Inc. Agios Pharmaceuticals, Inc. Akebia Therapeutics, Inc. Array BioPharma Inc.	Celldex Therapeutics, Inc. Cytokinetics, Incorporated Epizyme, Inc. Five Prime Therapeutics, Inc. Global Blood Therapeutics, Inc. Inovio Pharmaceuticals, Inc. Ironwood Pharmaceuticals, Inc.	Lexicon Pharmaceuticals, Inc MacroGenics, Inc. PTC Therapeutics, Inc. Radius Health, Inc. Sangamo Therapeutics, Inc. Ultragenyx Pharmaceutical Inc.

Compensation Consultants and Management Participation in Compensation Decisions

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties.

The Compensation Committee has consulted with its compensation consultants periodically with respect to specific questions or as new compensation programs are considered and to update its competitive market analysis on an annual basis.

In October 2015, Compensia was first retained by Alder at the request of our Compensation Committee, in consultation with management, to prepare compensation analyses for our executives. In particular, Compensia was directed to provide a market analysis of base salary, annual bonus and long-term incentive compensation of our executive officers against our revised peer group. This market analysis was updated and reviewed again with the Compensation Committee in February 2018, and was used to guide decisions made in February 2018 regarding base salary adjustments, annual target bonus incentive opportunities and long-term equity compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to base salary levels, annual bonus targets, individual performance assessments and the levels of long-term equity compensation to be awarded to our other executive officers in consultation with our compensation consultants but the Compensation Committee approves of any adjustments as the committee sees appropriate. With respect to our annual bonus program, our Chief Executive Officer assesses the other executives’ contributions to the corporate goals, and makes a recommendation to the Compensation Committee with respect to such individual’s achieved performance percentage and the Compensation Committee then makes a final determination of the individual performance percentage. Neither our Chief Executive Officer or any executive officer take part in the Compensation Committee’s actual decisions regarding executive officer compensation.

On an annual basis, our Compensation Committee analyzes whether the work of such consultant as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Compensia; (ii) the amount of fees from our company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of such consultant or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of our company owned by the individual compensation advisors employed by the firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our company has not created any conflict of interest. The Compensation Committee will continue to assess the independence of any of its compensation advisers by reference to the foregoing factors, consistent with applicable Nasdaq listing standards.

Results of Most Recent Stockholder Advisory Vote on Executive Compensation

Approximately 99% of the votes cast in 2018 in the stockholder advisory vote on the 2017 compensation of our named executive officers approved our executive compensation as described in our 2018 definitive proxy statement. The Compensation Committee considered the result of the stockholder advisory vote as an endorsement of its compensation policies, practices and philosophy for our named executive officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. In addition, in part based on the support shown by the vote, the Compensation Committee has maintained a consistent approach in making compensation decisions.

The Compensation Committee considers the results of the say-on-pay vote on our executive compensation program as part of its annual executive compensation review. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future say-on-pay votes, as well as any feedback received throughout the year, when making compensation decisions for the named executive officers. The next say-on-pay vote on the compensation of the named executive officers will take place at the Annual Meeting.

2018 Compensation Decisions

Base Salaries. Base salaries for our named executive officers are established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by reviewing the base salaries paid by our peer group for similar positions. The base salary for each executive officer is generally determined on an annual basis after referencing the 50th percentiles for similarly positioned executives based on the data from our peer group, but may be established between the 25th and 75th percentiles after considering the other factors described below. We also review industry survey data provided by our compensation consultant. Annual salary adjustments are based primarily on a review of the competitive market salaries and general levels of market increases in salaries of similarly positioned executives in our peer group, and adjusted based on individual performance, achievement of our corporate goals, changes in job duties and responsibilities and budget considerations, as applicable. Annual salary adjustments are typically reviewed in January or February of each year.

In February 2018, the Compensation Committee approved a merit increase of 3.0% to Dr. Schatzman’s 2017 base salary in recognition of his role in leading the achievement of substantially all of our 2017 corporate performance goals, a merit increase of 3.0% for Mr. Benedict in recognition of his key contributions to our successful public offering in January 2018 and his key role in leading our SEC and financial reporting, a merit increase of 16.4% to Ms. Sandoval’s 2017 base salary in recognition of her key contributions to planning for commercialization of eptinezumab and a merit increase of 4.5% to Mr. Bucher’s 2017 base salary in recognition of Mr. Bucher’s key contributions to our successful follow-on public offering in January 2018 and his greater leadership positions and responsibilities related to key corporate activities. All the February 2018 base salary increases were approved after the Compensation Committee also considered an analysis of competitive peer group salary levels and other survey data.

In determining the base salary levels for each of Mr. Azelby, Mr. Campoy and Ms. Lavelle in connection with their initial hiring, the Compensation Committee considered their respective relevant experience and achievements and the level of compensation of our peer group companies after referencing the 50th to 60th percentile of the competitive peer group salary levels and other survey data and individual negotiations with each executive. Mr. Cleveland’s base salary for his service as Interim President and Chief Executive Officer was set at the same level as Dr. Schatzman, our former President and Chief Executive Officer.

The 2018 base salaries of our named executive officers and any increases from their 2017 base salary levels, if applicable, are set forth in the table below.

Named Executive Officer	2018 Base Salary	% Increase
Robert W. Azelby, President, Chief Executive Officer and Director	$600,000	N/A
Paul B. Cleveland, former Interim President and Chief Executive Officer and Director	$578,000	N/A
Randall C. Schatzman, Ph.D., former President, Chief Executive Officer and Director	$578,000	3.0%
Carlos Campoy, Chief Financial Officer	$410,000	N/A
Larry K. Benedict, Executive Vice President and Principal Accounting Officer	$354,118	3.0%
Erin M. Lavelle, Chief Operating Officer	$400,000	N/A
Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy	$448,338	16.4%
James B. Bucher, Executive Vice President and General Counsel	$397,708	4.5%

Annual Incentive Compensation. Our executive officers are eligible to participate in our bonus program, based upon individual performance (for executives other than our Chief Executive Officer) and the achievement of corporate goals and other factors deemed relevant by our Compensation Committee. The Compensation Committee determines the relative achievement of the specific corporate goals following the end of the year. The Compensation Committee also has the discretion to take into account significant corporate events or other significant accomplishments that were not contemplated at the beginning of the performance period in determining the relevant corporate and individual achieved performance percentages for the relevant year. The weighted company performance percentage and individual performance percentage are then multiplied by a base pay target percentage for each executive officer to determine the actual amount of the bonus award. The target incentive bonus percentage for each executive officer is determined by the Compensation Committee at the beginning of the year and is based on a review of potential bonuses for similarly positioned executives at companies included in our peer group. These target percentages are reviewed on an annual basis and adjusted based on the results of competitive market data provided by the Compensation Committee’s compensation consultant and generally set after referencing 50th percentile for annual cash bonus targets for similar positions.

For 2018, the Compensation Committee determined the following target bonus percentages for the eligible named executive officers:

Named Executive Officer	Target Percentage of Base Salary
Robert W. Azelby, President, Chief Executive Officer and Director	60%
Randall C. Schatzman, Ph.D., former President, Chief Executive Officer and Director	55%
Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy	45%
Larry K. Benedict, Executive Vice President and Principal Accounting Officer, Erin M. Lavelle, Chief Operating Officer, and James B. Bucher, Executive Vice President and General Counsel	40%

Mr. Cleveland, as our Interim President and Chief Executive Officer, was not eligible to participate in our annual bonus program in 2018. However, under the terms of Mr. Cleveland’s employment agreement he was provided with a sign-on bonus of $100,000 and a retention bonus of up to $158,950 as described further below under “Mr. Cleveland’s Employment Offer Letter.” Mr. Campoy commenced his employment with us in December 2018 so he was not eligible to participate in our 2018 bonus program and will be eligible to participate in our bonus program starting with the 2019 calendar year with a target bonus set at 40% of his base salary.

In making its assessment regarding the extent to which the pre-established corporate performance measures for that year have been achieved, the Compensation Committee considers both the extent to which the corporate performance measures were achieved as well as the relative importance of the corporate performance measures that were achieved as compared to any corporate performance measures that were not achieved. The Compensation Committee then assesses our performance on an overall basis. Because the corporate performance measures include stretch goals and vary in terms of relative importance to Alder, the Compensation Committee has not historically given specific weightings to the various corporate performance measures when initially established. Accordingly, the corporate performance percentage determined by the Compensation Committee in any given year may be either greater or less than the percentage of the total corporate objectives for that year that were actually fully achieved. Our company’s achieved performance percentage and/or the individual achieved performance percentage may exceed 100% in the event we and/or the executive officer exceed expected performance against goals.

2018 Corporate Performance Goals

The corporate performance measures used for 2018 were primarily based on the advancement of development and clinical activities related to eptinezumab, which the Compensation Committee believes strongly relate to the creation of total stockholder value, as eptinezumab is our lead product candidate.

Specifically, the corporate performance goals in 2018 were:

•	With regard to eptinezumab:

•	Make progress towards a submission of a high quality BLA for eptinezumab to the U.S. Food and Drug Administration (or any successor entity thereto) (FDA);

•	Support projected commercial sales of eptinezumab by successfully completing scheduled manufacturing lots, securing additional supply, and successful completion of pre-approval inspections; and

•	Execute commercial readiness activities across key functions including marketing, medical affairs, market access, competitive intelligence, information technology, human resources, legal and finance.

•	With regard to our corporate activities:

•	Manage cash expenditures to the Board approved budget.

In reviewing the year, our Compensation Committee concluded that 2018 was a year of strong company performance and that we performed well against our corporate goals. While the Compensation Committee did not establish specific weightings to the various corporate performance measures, the Compensation Committee prioritized the achievement of goals related to the development of eptinezumab. In particular, the Compensation Committee noted:

•	With regard to eptinezumab:

•	We were on track to submit the BLA to the FDA prior to our stated goal date;

•	We received positive feedback from the FDA on chemistry, manufacturing and controls (CMC) and clinical data packages for eptinezumab;

•	We achieved positive results from a comparative PK study that supported the comparability evaluation of the clinical supply for eptinezumab and its planned commercial supply;

•

We entered into an agreement with a contract manufacturing organization for our initial commercial supply of eptinezumab drug substance which will continue through 2023, subject to certain rights of the parties to terminate earlier; and

•

We expanded our commercial team, including significant evolution of our leadership, including hiring a new Chief Medical Officer, Chief Financial Officer, Senior Vice President of Regulatory Affairs, Senior Vice President of Biostats and Vice President of Commercial Operations.

•	With regard to our corporate activities:

•	Our cash expenditures were significantly below our projected budget.

As a result, our Compensation Committee determined that we met or exceeded substantially all of our corporate goals for 2018. Consequently, the Compensation Committee determined our corporate performance percentage to be 105% for 2018.

Individual Performance

With respect to our named executive officers (other than our Chief Executive Officer) who were eligible to earn 2018 performance bonuses the Compensation Committee considered the following individual performance factors and approved the following individual performance percentages:

Named Executive Officer	Individual Performance Factors	Individual Performance Percentage
Larry K. Benedict, Executive Vice President and Principal Accounting Officer	• Successful implementation of transitioning in our new Chief Financial Officer • Strong management of financial planning, reporting and accounting • Assistance in fundraising activities	110%

Erin M. Lavelle, Chief Operating Officer	• Assistance in evaluating and negotiating various business development opportunities • Assistance on numerous important commercial matters • Lead launch readiness work	120%

Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy	• Lead non-commercial functions • Strong recommendations on initiating launch capabilities assessment, launch planning and budget planning • Lead cross functional launch readiness	115%

James B. Bucher, Executive Vice President and General Counsel	• Ongoing advice and counsel to the Board and senior management • Assistance in evaluating and negotiating various business development opportunities • Assistance on numerous important commercial matters • Critical role in fundraising activities	125%

For the executive officers, other than our Chief Executive Officer, the 2018 bonus awards were awarded based 50% on company performance and 50% on the individual’s performance. The Compensation Committee determined that greater weighting of the corporate goals should apply to our Chief Executive Officer than our other executive officers because his position and responsibilities give him more opportunity to significantly impact our overall corporate performance. Accordingly Mr. Azelby’s 2018 bonus award was determined by the Compensation Committee based solely on overall achievement of our 2018 corporate goals and awarded at 105.6% of his target bonus award level, reduced pro-rata to reflect his period of employment during 2018.

The actual bonuses awarded to our named executive officers for 2018 performance are set forth in the table below.

Named Executive Officer	2018 Awarded Bonus	% of Target Bonus Awarded
Robert W. Azelby, President, Chief Executive Officer and Director	$209,034	105.6%
Larry K. Benedict, Executive Vice President and Principal Accounting Officer	$152,271	107.5%
Erin M. Lavelle, Chief Operating Officer	$128,160	113.0%
Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy	$221,927	110.0%
James B. Bucher, Executive Vice President and General Counsel	$182,946	115.0%

Long-Term Incentive Compensation. Long-term incentive compensation in the form of equity awards is designed to provide executive officers with meaningful compensation awards in order to align executives’ incentives with stockholder value creation. Generally, significant stock awards are made at the time an executive officer commences employment. Thereafter, stock awards may be made at varying times and in varying amounts in the discretion of the Compensation Committee, but are generally made once a year unless such executive officer is promoted, in which case an award will normally be made at that time, or for recognition of outstanding performance. Upon hiring an executive officer, stock awards generally will be made at the next regularly scheduled Board or Compensation Committee meeting. Annual stock awards to all executives are made at regularly scheduled meetings of the Compensation Committee and are generally made in January or February. Alder does not have any program, plan or practice to time stock awards to its executives or other employees in coordination with the release of material, non-public information.

We grant equity awards to our executive officers by delivering stock options and allowing our executive officers to participate in our ESPP. The exercise price of our stock options is always equal to the fair market value (our closing price on the Nasdaq Global Market) of our common stock on the date of grant. Our stock option grants generally vest 1/4th upon the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such grant is fully vested on the four year anniversary of the grant date, subject to vesting acceleration as described under the heading “Compensation Discussion and Analysis—Post-Termination Protection” below. The vesting schedule and the number of shares granted are established to ensure a meaningful retention incentive. Accordingly, the stock option will provide a return to the employee only if he or she remains in our service and only if the market price of our common stock appreciates over the option term.

2018 Equity Awards

In connection with the annual review of each executive officer’s individual performance and consistent with our compensation philosophy, in February 2018, our Compensation Committee approved annual equity incentive awards for our named executive officers serving at that time based on a comparative analysis of comparable positions at our peer group companies. The annual incentive awards granted to our named executive officers in February 2018 under our 2014 Plan are set forth in the table below:

Named Executive Officer	Option Award
Randall C. Schatzman, Ph.D., former President, Chief Executive Officer and Director	200,000
Larry K. Benedict, Executive Vice President and Principal Accounting Officer	60,000
Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy	60,000
James B. Bucher, Executive Vice President and General Counsel	70,000

In November 2018, in connection with Mr. Bucher’s assuming a greater leadership role and responsibilities related to key corporate activities, our Compensation Committee approved an additional equity incentive award to Mr. Bucher under our 2014 Plan as set forth in the table below:

Named Executive Officer	Option Award
James B. Bucher, Executive Vice President and General Counsel	70,000

Performance-Based Incentive Awards

In January 2018, we began granting performance based compensation under the 2014 Plan to eligible employees in the form of PRSUs. The vesting of the PRSUs (“PRSU Award”) is contingent upon the achievement of pre-determined regulatory milestones. The Compensation Committee approved the performance based compensation for purpose of incentivizing such individuals (the “Participants”) to (i) obtain acceptance by the FDA of the first BLA submitted to the FDA by Alder or an affiliate seeking approval for the commercial sale and marketing of eptinezumab in the United States for review (the “FDA Filing Milestone”) and (ii) obtain approval by the FDA for the commercial sale and marketing of eptinezumab in the United States by Alder or an affiliate (the “FDA Approval Milestone”). The Compensation Committee selected these performance goals because it considered achievement of these goals to be critical to implementation of our business plan. We ceased granting PRSU Awards to eligible employees in August 2018, given the proximity to the anticipated achievement of the regulatory milestones.

Each of the named executive officers was granted a PRSU Award for the target number of PRSUs (the “Target Amount”) and maximum number of PRSUs (the “Maximum Amount”) as set forth below:

Named Executive Officer	Target Amount	Maximum Amount
Randall C. Schatzman, Ph.D., former President, Chief Executive Officer and Director	43,398	54,247
Larry K. Benedict, Executive Vice President and Principal Accounting Officer	16,932	21,165
Erin M. Lavelle, Chief Operating Officer	14,021	17,526
Elisabeth A. Sandoval, former Chief Commercial Officer and Executive Vice President of Corporate Strategy	21,679	27,099
James B. Bucher, Executive Vice President and General Counsel	18,743	23,429

Mr. Azelby did not receive a PRSU Award, but was granted a performance-based option grant in connection with commencing his employment, as described above. Mr. Campoy did not receive a PRSU Award or other performance-based equity award because he commenced employment in December 2018 and we ceased granting PRSU Awards to eligible employees after August 2018, as described above.

Vesting of the PRSU Awards is based upon the achievement of the FDA Filing Milestone and the FDA Approval Milestone, and is subject to the terms of the 2014 Plan. The combined total number of PRSUs subject to each PRSU Award that may vest may not exceed the Maximum Amount of such PRSU Award, which equals 125% of the Target Amount of such PRSU Award. In the event that the FDA Filing Milestone is achieved, 1/3 of the Target Amount of each PRSU Award multiplied by the applicable Achievement Factor (as defined below) shall vest, subject to the Participant’s continuous service through the vesting date. In the event that the FDA Approval Milestone is achieved, 2/3 of the Target Amount of each PRSU Award multiplied by the applicable Achievement Factor shall vest, subject to the Participant’s continuous service through the vesting date. The “Achievement Factor” will mean a percentage (within a range of 80% to 125%) determined by the Committee, in its sole discretion, at the time it certifies achievement of the FDA Filing Milestone or FDA Approval Milestone, as applicable, based on such achievement in relation to Alder’s corporate plan at such time. If the FDA Filing Milestone and/or the FDA Approval Milestone is not achieved by December 31, 2025, then the unvested PRSUs subject to each PRSU Award will not vest and such PRSU Awards will terminate. If a PRSU Award is not assumed, continued or substituted in connection with a Change in Control (as defined in the 2014 Plan), then the Maximum Amount of such PRSU Award minus any PRSUs subject to such PRSU Award that have vested prior to such Change in Control, shall vest on the effective date of such Change in Control, to the extent such PRSU Award is outstanding on such date. If a Participant’s employment with Alder is terminated as a result of (i) a termination by Alder without Cause (as defined in the 2014 Plan) and other than as a result of such Participant’s death or Disability (as defined in the 2014 Plan) or (ii) such Participant’s resignation for Good Reason (as defined in the PRSU Award Package), in each case on or within 12 months following the effective date of a Change in Control (as defined in the 2014 Plan), then the Maximum Amount of such Participant’s PRSU Award minus any PRSUs subject to such PRSU Award that have vested prior to such termination, shall vest on the date of such termination, to the extent such PRSU Award is outstanding on such date.

Employment Inducement Equity Awards

In June 2018, we established the 2018 Inducement Award Plan (“Inducement Plan”). The Inducement Plan was recommend for approval by our Compensation Committee, and subsequently approved and adopted by our Board of Directors without stockholder approval pursuant to Nasdaq Marketplace Rule 5635(c)(4). The Inducement Plan allows for the grant of options, restricted stock, restricted stock unit awards, and performance unit awards to new employees by granting an award to such new employee as an inducement to begin employment.

The incentive awards granted to our named executive officers that commenced employment during 2018 under our 2014 Plan or Inducement Plan are set forth in the table below:

Named Executive Officer	Option Award
Robert W. Azelby, President, Chief Executive Officer and Director	1,150,000
Paul B. Cleveland, former Interim President and Chief Executive Officer and Director	100,000
Carlos Campoy, Chief Financial Officer	270,000
Erin M. Lavelle, Chief Operating Officer	300,000

In determining the size of the inducement awards to grant, our Compensation Committee considered a number of factors including: the pay practices of our peer group and the need to provide new hire executives with a significant equity stake in connection with their commencement of employment in order to align their interests with those of our stockholders.

For example, Mr. Azelby’s service-based option grants were set at a level to establish his ownership level equal to approximately the 60th percentile of the peer group based on percentile of the company. Mr. Azelby’s service-based vesting option of 1,000,000 shares will vest with respect to 25% of the shares one year after Mr. Azelby’s employment start date and the remaining 75% of the shares will vest in equal monthly installments over the 36 month period following the one year anniversary of Mr. Azelby’s employment start date, subject to his continued service to us through each relevant vesting date. In addition, Mr. Azelby was granted performance-vesting options for 150,000 shares. Mr. Azelby’s performance-vesting option vest based upon acceptance by the FDA of the first BLA submitted to the FDA by us or an affiliate seeking approval for the commercial sale and marketing of eptinezumab in the United States, and was awarded to Mr. Azelby to incentivize his achievement of such performance goal because he did not receive a PRSU award.

Post-Termination Protection

Our Executive Severance Plan provides for the payment of severance benefits to certain eligible employees of our company in the event such persons become subject to involuntary or constructive employment terminations. Benefits under the Severance Plan are provided to our Chief Executive Officer, executive officers and key employees designated by the Board of Directors and who sign a participation notice. Payments under the Severance Plan will be reduced by any severance benefit payable to a participant under any other severance plan, program or agreement.

The Compensation Committee believes these severance benefits are important from a retention perspective to provide some level of protection to our executive officers from being terminated without cause or constructively terminated prior to or after a change in control, and that the amounts are reasonable when compared with similar arrangements adopted by companies in our peer group. In addition, the Compensation Committee believes that these severance benefits align executive and stockholder interests by enabling the executive officers to consider corporate objectives and possible transactions that are in the best interests of the stockholders and other constituents of Alder without undue concern over whether such objectives or transactions may jeopardize the officers’ own employment. With these arrangements, the Compensation Committee sought uniformity of results among the officers based on their positions at Alder. In addition, the Compensation Committee believes that the payment-triggering event outside of the death or disability context, namely, being terminated without cause or constructively terminated, and then only when there is no misconduct by the officer, is a fair hurdle for the ensuing rewards.

More information regarding these arrangements is provided under the heading “Potential Payments upon Termination or Change in Control.”

2018 Executive Employment and Transition Agreements

Mr. Azelby’s Employment Offer Letter

On June 4, 2018, we entered into an employment offer letter with Mr. Azelby to serve as our President and Chief Executive Officer, starting on June 13, 2018.

Pursuant to the terms of the employment offer letter, Mr. Azelby receives an initial annual base salary of $600,000 and is eligible to receive an annual performance and retention bonus of up to 60% of his annual base salary. Pursuant to his offer letter Mr. Azelby was granted an option to purchase 1,000,000 shares of common stock which vests over a four year period subject to his continued service with us through each relevant vesting date and an option to purchase 150,000 shares of common stock which vest based upon acceptance by the FDA of the first BLA submitted to the FDA by us or an affiliate seeking approval for the commercial sale and marketing of eptinezumab in the United States. Upon the commencement of Mr. Azelby’s employment with us, he also become a member of our Board of Directors.

The Compensation Committee approved the benefits provided to Mr. Azelby under his employment offer letter after individual negotiations with Mr. Azelby after considering the market practices of our peer group and determined that such benefits were reasonable and necessary to induce his commencement of employment with us.

Ms. Lavelle’s Employment Offer Letter

On March 18, 2018, we entered into an employment offer letter with Ms. Lavelle. Under her offer letter Ms. Lavelle receives an annual base salary of $400,000 and is eligible to receive a bonus of up to 40% of her annual base salary. The offer letter also provides that we will reimburse Ms. Lavelle for certain relocation expenses incurred through December 31, 2018. If Ms. Lavelle voluntarily terminates her employment within 12 months of her start date, she will be required to reimburse us for 100% of the relocation expenses reimbursed to her or paid on her behalf (including any tax gross-up). If Ms. Lavelle voluntarily terminates her employment after 12 months and before 24 months of her start date with Alder, she will be required to reimburse us for 50% of the relocation expenses reimbursed to her or paid on her behalf. Additionally, the offer letter provided that Ms. Lavelle would be granted an option to purchase 300,000 shares of common stock, vesting over a four year period subject to continuous service.

The Compensation Committee approved the benefits provided to Ms. Lavelle under her employment offer letter after individual negotiations with Ms. Lavelle after considering the market practices of our peer group and determined that such benefits were reasonable and necessary to induce her commencement of employment with us.

Mr. Cleveland’s Employment Offer Letter

Mr. Cleveland was appointed to serve as the Company’s Interim President and Chief Executive Officer on March 15, 2018 in connection with Dr. Schatzman’s separation, while we conducted a search for a permanent President and Chief Executive Officer.

In connection with his appointment as Interim President and Chief Executive Officer, we entered into an employment offer letter with Mr. Cleveland providing that he would continue to serve as a director but would no longer serve as Chair of the Audit Committee of the Board. Pursuant to the offer letter, Mr. Cleveland received an annual base salary of $578,000 and a $100,000 sign-on bonus. The offer letter also provided that Mr. Cleveland would receive a retention bonus of up to $158,950 if he remained continuously employed with us through the earlier of the six-month anniversary of his start date of employment and the date that a new Chief Executive Officer began employment with us. Additionally, pursuant to the offer letter Mr. Cleveland was granted an option to purchase 100,000 shares of common stock, which would vest in full if Mr. Cleveland remained continuously employed with us through the earlier of the six-month anniversary of his start date of employment and the date that a new Chief Executive Officer began employment with us.

The Compensation Committee believes that the benefits provided to Mr. Cleveland under his employment offer letter were appropriate and necessary in order to ensure a smooth transition while we conducted a search for a permanent President and Chief Executive Officer.

Mr. Campoy’s Employment Offer Letter

In December 2018, we entered into an employment offer letter with Mr. Campoy. Under his offer letter Mr. Campoy receives an annual base salary of $410,000 and is eligible to receive a bonus of up to 40% of his annual base salary. The offer letter also provides that we will reimburse Mr. Campoy for certain relocation expenses incurred through December 31, 2019. If Mr. Campoy voluntarily terminates his employment within 12 months of his start date, he will be required to reimburse us for 100% of the relocation expenses reimbursed to him or paid on his behalf (including any tax gross-up). If Mr. Campoy voluntarily terminates his employment after 12 months and before 24 months of his start date with Alder, he will be required to reimburse us for 50% of the relocation expenses reimbursed to him or paid on his behalf. Additionally, the offer letter provided that Mr. Campoy would be granted an option to purchase 270,000 shares of common stock, vesting over a four year period subject to continued service.

The Compensation Committee approved the benefits provided to Mr. Campoy under his employment offer letter after individual negotiations with Mr. Campoy after considering the market practices of our peer group and determined that such benefits were reasonable and necessary to induce his commencement of employment with us.

Dr. Schatzman’s Separation

In March 2018, we entered into a separation and consulting agreement with Dr. Schatzman pursuant to which Dr. Schatzman stepped down as President, Chief Executive Officer and as a director of the Company effective on March 15, 2018. Dr. Schatzman was eligible to receive benefits under our Executive Severance Benefit Plan in connection with his termination. Pursuant to our Severance Plan, the Company agreed: (i) to pay cash severance to Dr. Schatzman equal to 18 months of his current base salary and monthly annual target bonus (defined as 1/12 of his annual target bonus), less all applicable withholdings and deductions, paid in equal installments on our regular payroll schedule over the 18-month period following his separation date; and (ii) to pay the COBRA premiums necessary to continue Dr. Schatzman’s health insurance coverage (including dependent and other family member coverage, if any) for up to the 18-month period following his separation date. Dr. Schatzman did not receive any equity vesting acceleration as a severance benefit.

In addition, under the separation and consulting agreement, Dr. Schatzman agreed to consult for us for a period of 18 months after his employment separation date. All outstanding equity awards previously granted to Dr. Schatzman under the Company’s equity incentive plans would continue to vest during the period that he provides us with consulting services. In addition, Dr. Schatzman will receive $750 per hour as consulting fees during his consulting period.

Ms. Sandoval’s Transition Agreement

In November 2018, we entered into a transition agreement with Ms. Sandoval pursuant to which her employment with us ceased on March 31, 2019. Under the transition agreement, Ms. Sandoval remained eligible for reimbursement of certain relocation expenses incurred through December 31, 2018 and cash severance equal to: (i) eight months of her current base salary, payable within 60 days following her separation date; and (ii) her annual target bonus for 2018, payable at the same time as we pay annual bonuses generally but no later than 60 days following her separation date, all in exchange for Ms. Sandoval’s full general release of claims.

In addition, under the transition agreement, Ms. Sandoval will consult for us for a period of three months after her employment separation date. All outstanding equity awards previously granted to Ms. Sandoval under the Company’s equity incentive plans would continue to vest during the period that she provides us with consulting services. In addition, Ms. Sandoval will receive $2,000 per month as consulting fees during her consulting period.

The Compensation Committee believes that the benefits provided to Ms. Sandoval under her transition agreement were appropriate and necessary in order to ensure a smooth transition of her responsibilities to our next Chief Commercial Officer.

Tax and Accounting Considerations

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

However, Section 162(m) provides a reliance period exception, pursuant to which the deduction limit under Section 162(m) does not apply to any compensation paid (or in certain cases, granted) during a certain reliance period pursuant to a plan or agreement that existed prior to the corporation’s initial public offering, subject to certain requirements. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.

In addition, prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for (i) the reliance period exception under Section 162(m) or (ii) the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) or will be eligible for such transition relief and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

We follow the applicable accounting rules for our stock-based compensation awards. In accordance with generally accepted accounting principles, stock-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. We expect to record this expense on an ongoing basis over the requisite employee service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Prohibitions on Hedging and Pledging

Pursuant to our insider trading policy, we prohibit our executive officers and the members of our Board of Directors from hedging or pledging our securities as collateral.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and principal financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our stockholders. The Compensation Committee believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Dr. Clay Siegall (Chair)

Mr. Paul R. Carter

Dr. Deepika R. Pakianathan

Ms. Wendy Yarno

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, the Compensation Committee consisted of Clay Siegall (chairman), Paul R. Carter, Deepika R. Pakianathan and Wendy Yarno, none of whom is a current or former officer or employee of Alder.

No member of the Compensation Committee during 2018 or executive officer of Alder has or had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary		Bonus		Non-Equity Incentive Plan Compensation(1)	Option Awards(2)	Stock Awards(3)	All Other		Total
Robert W. Azelby	2018	$330,000		$—		$209,034	$9,586,003	$—	$5,753	(4)	$10,130,790
President, Chief Executive and Director

Paul B. Cleveland	2018	192,772	(5)	258,950	(6)	—	711,812	—	5,233	(7)	1,168,767
Former Interim President, Chief
Executive Officer and Director

Randall C. Schatzman, Ph.D.	2018	187,480	(5)	—		—	1,683,732	538,135	752,028	(8)	3,161,375
Former President, Chief	2017	560,750		—		354,674	3,261,496	—	40,269		4,217,189
Executive Officer and Director	2016	525,000		—		274,313	3,203,126	—	34,311		4,036,750

Carlos Campoy	2018	22,077	(4)	—		—	1,821,481	—	815	(9)	1,844,373
Chief Financial Officer

Larry K. Benedict	2018	354,118		—		152,271	505,120	209,957	16,761	(10)	1,238,227
Executive Vice President and	2017	343,804		—		129,356	592,999	—	14,344		1,080,503
Principal Accounting Officer	2016	278,634		—		99,735	1,059,920	—	13,899		1,452,188

Erin M. Lavelle	2018	283,590	(4)	—		128,160	2,573,612	268,502	426,526	(11)	3,680,390
Chief Operating Officer

Elisabeth A. Sandoval	2018	448,338		—		221,927	505,120	268,820	90,226	(12)	1,534,431
Former Chief Commercial	2017	385,168		—		230,288	1,844,652	—	79,037		2,539,145
Officer and Executive Vice President of Corporate Strategy	2016	129,590		—		47,341	4,047,754	—	45,733		4,270,418

James B. Bucher(13)	2018	397,708		—		182,946	1,134,486	232,413	13,987	(14)	1,961,540
Executive Vice President and
General Counsel

(1)

Amounts reported in the non-equity incentive compensation plan column represent bonuses paid under our bonus program. For more information about our executive officer bonus program, see “—Compensation Discussion and Analysis—Principal Elements of Compensation” and “—Compensation Discussion and Analysis—2018 Compensation Decisions.”

(2)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts for 2018 are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

The amounts in this column reflect the aggregate grant date fair value of the PRSU Awards granted during the year, computed in accordance with FASB ASC Topic 718 with no estimates for future forfeitures, which value is based on the closing price of our common stock on the date of grant. The reported amounts do not reflect the risks that the PRSU Awards may not vest if the applicable performance conditions are not met.

(4)	Includes: (a) $5,416 in paid or reimbursed legal fees pursuant to his offer letter and (b) gym reimbursement amounts and the value of a company gift.
(5)

Amount reflects a partial year of service, and includes value of accrued vacation payout for named executive officers who ceased employment in 2018. In the case of Mr. Cleveland, amounts also reflects amounts earned by or paid to Mr. Cleveland while he served as a non-employee director during 2018.

(6)	Includes: (a) $100,000 sign-on bonus and (b) $158,950 retention bonus pursuant to his offer letter.
(7)	Includes $5,233 of safe-harbor matching contributions defined in our 401(k) plan.
(8)

Includes: (a) $2,336 of safe-harbor matching contributions defined in our 401(k) plan, (b) $738,154 paid or accrued severance pursuant to his separation agreement, (c) $6,061 in paid or reimbursed legal fees pursuant to his separation agreement and (d) $5,477 in paid premiums for life, long-term care and long-term disability insurance.

(9)	Includes: (a) paid or reimbursed relocation expenses pursuant to his offer letter and (b) the value of a company gift.
(10)	Includes: (a) $13,750 of safe-harbor matching contributions defined in our 401(k) plan and (b) gym reimbursement amounts and (c) the value of a company gift.
(11)	Includes: (a) $426,289 in paid or reimbursed relocation expenses pursuant to her offer letter, including tax gross-ups and (b) the value of a company gift.

(12)

Includes: (a) $76,607 in paid or reimbursed relocation expenses pursuant to her offer letter, including tax gross-ups, (b) $13,382 of safe-harbor matching contributions defined in our 401(k) plan and (c) the value of a company gift.

(13)	Because Mr. Bucher was not a named executive officer for 2017 or 2016, SEC rules do not require his compensation for those years to be reported.
(14)	Includes: (a) $13,750 of safe-harbor matching contributions defined in our 401(k) plan and (b) the value of a company gift.

GRANTS OF PLAN-BASED AWARDS FOR 2018

The following table provides information relating to grants of plan-based incentive awards to each of our named executive officers in 2018.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target ($))(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option and Stock Awards (3)
Name			Target (#)	Maximum (#)
Robert W. Azelby	N/A	$360,000	—	—	—	—	—
	6/13/2018	—	—	—	1,000,000	$16.20	$8,335,655
	6/13/2018	—	—	—	150,000	16.20	1,250,348

Paul B. Cleveland	3/26/2018	—	—	—	100,000	11.95	711,812

Randall C. Schatzman, Ph.D.	1/2/2018	—	43,398	54,247	—	—	538,135
	2/16/2018	—	—	—	200,000	13.55	1,683,732

Carlos Campoy	12/12/2018	—	—	—	270,000	11.50	1,821,481

Larry K. Benedict	N/A	141,647	—	—	—	—	—
	1/2/2018		16,932	21,165			209,957
	2/16/2018	—	—	—	60,000	13.55	505,120

Erin M. Lavelle	N/A	160,000	—	—	—	—	—
	4/16/2018	—	—	—	300,000	14.55	2,573,612
	8/13/2018	—	14,021	17,526	—	—	268,502

Elisabeth A. Sandoval	N/A	201,752			—	—	—
	1/2/2018	—	21,679	27,099	—	—	268,820
	2/16/2018	—	—	—	60,000	13.55	505,120

James B. Bucher	N/A	159,083	—	—	—	—	—
	1/2/2018		18,743	23,429			232,413
	2/16/2018	—	—	—	70,000	13.55	589,306
	11/25/2018	—	—	—	70,000	13.24	545,180

(1)

Represents the target amount of each named executive officer’s cash payments under our non-equity incentive compensation plan as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made for 2018 are provided in the “Summary Compensation Table.”

(2)	The PRSUs vest upon certification by the Compensation Committee of certain milestones, as further described under the heading “—Principle Elements of Compensation—Performance-Based Incentive Awards.”
(3)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The reported amounts do not reflect the risks that the PRSU Awards may not vest if the applicable performance conditions are not met.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2018.

		Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested
		Exercisable	Unexercisable
Robert W. Azelby	6/13/2018	—	1,000,000	(2)	$16.20	6/12/2028
	N/A	—	150,000	(3)	16.20	6/12/2028

Paul B. Cleveland	8/18/2015	12,700	—		38.54	8/25/2025
	8/18/2015	17,300	—		32.76	9/29/2025
	5/26/2016	15,000	—		29.26	5/25/2026
	5/24/2017	15,000	—		16.90	5/23/2027
	3/15/2018	100,000	—		11.95	3/25/2028

Randall C. Schatzman, Ph.D.	2/26/2010	45,453	—		4.46	2/25/2020
	1/1/2011	45,454	—		3.96	5/9/2021
	6/13/2012	163,636	—		3.47	6/12/2022
	1/1/2014	26,363	—		6.77	2/10/2024
	5/7/2014	90,909	—		10.00	5/6/2024
	7/8/2014	80,000	—		16.90	7/7/2024
	1/1/2015	127,292	2,708	(2)	28.23	1/25/2025
	1/1/2016	172,448	64,052	(2)	24.18	1/28/2026
	1/1/2017	131,771	143,229	(2)	20.40	1/26/2027
	1/1/2018	—	200,000	(2)	13.55	2/15/2028
							43,398	(4)	$444,830

Carlos Campoy	12/12/2018	—	270,000	(2)	11.50	12/11/2028

Larry K. Benedict	6/13/2012	7,444	—		3.47	6/12/2022
	1/1/2013	9,090	—		3.47	1/29/2023
	1/1/2014	6,363	—		6.77	2/10/2024
	5/7/2014	4,545	—		10.00	5/6/2024
	7/8/2014	15,000	—		16.90	7/7/2024
	1/1/2015	29,375	625	(2)	28.23	1/25/2025
	1/1/2016	29,167	10,833	(2)	24.18	1/28/2026
	10/6/2016	16,250	13,750	(2)	30.20	10/5/2026
	1/1/2017	23,959	26,041	(2)	20.40	1/26/2027
	1/1/2018	—	60,000	(2)	13.55	2/15/2028
							16,932	(4)	173,553	(5)

Erin M. Lavelle	4/16/2018	—	300,000	(2)	14.55	4/15/2028
							14,021	(4)	143,715	(5)

Elisabeth A. Sandoval	8/30/2016	131,250	93,750	(2)	31.47	10/4/2026
	1/1/2017	35,938	39,062	(2)	20.40	1/26/2027
	1/1/2018	—	150,000	(2)	10.95	12/19/2027
	1/1/2018	—	60,000	(2)	13.55	2/15/2028
							21,679	(4)	222,210	(5)

James B. Bucher	1/18/2016	69,271	25,729	(2)	20.17	3/2/2026
	1/1/2017	23,959	26,041	(2)	20.40	1/26/2027
	12/14/2017	8,750	26,250	(2)	10.70	12/13/2027
	1/1/2018	—	70,000	(2)	13.55	2/15/2028
	11/25/2018	—	70,000	(2)	13.24	11/24/2028	18,743	(4)	192,116	(5)

(1)

Pursuant to the Severance Plan, the vesting of such named executive officer’s option awards will accelerate under certain circumstances as described under “—Employment and Change in Control Severance Benefits Agreements.”

(2)

The unvested shares are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.

(3)

The unvested shares are scheduled to vest upon certification by the Compensation Committee of acceptance by the FDA of the first BLA submitted to the FDA by us or an affiliate seeking approval for the commercial sale and marketing of eptinezumab in the United States.

(4)

The PRSUs vest upon certification by the Compensation Committee of certain milestones, as further described under the heading “—Principle Elements of Compensation—Performance-Based Incentive Awards.” The PRSUs may vest for up to a maximum of 125% of the amount set forth in the table above, upon the achievement of the FDA Filing Milestone or FDA Approval Milestone, as applicable, based on such achievement in relation to Alder’s corporate plan at such time.

(5)	This amount reflects the fair market value of our common stock of $10.25 per share, which was the closing price of our common stock on Nasdaq on December 31, 2018.

OPTION EXERCISES IN 2018

The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Robert W. Azelby	—	—
Paul B. Cleveland	—	—
Randall C. Schatzman, Ph.D	159,998	$2,395,378
Carlos Campoy	—	—
Larry K. Benedict	—	—
Erin M. Lavelle	—	—
Elisabeth A. Sandoval	—	—
James B. Bucher	—	—

(1)

The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the option.

Employment Agreements

Offer Letters

We have entered into offer of employment letters with each of the named executive officers in connection with his or her employment with us. These agreements provided for “at will” employment and set forth the terms and conditions of employment of each named executive officer, including base salary, standard employee benefit plan participation, and the acceleration of the vesting of restricted stock and stock options held by such named executive officers upon the occurrence of certain conditions. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

The employment offer letters entered into with our named executive officers in 2018 are summarized above under “Compensation Discussion and Analysis—2018 Executive Employment and Transition Agreements.”

Severance Plan

We adopted the Severance Plan, which became effective in May 2014 and was last amended in December 2016. The terms of the Severance Plan are summarized below under “Potential Payments Upon Termination or Change of Control.”

CEO PAY RATIO

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (“CEO Pay Ratio”). Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating the CEO Pay Ratio:

•

We identified the median employee using our employee population as of December 31, 2018. For this purpose, we identified all company employees on payroll and all individuals who would receive an IRS Form 1099 from the Company and who did not meet the following exclusion criteria: (i) receipt of annual payments from the Company that totaled less than twenty thousand dollars ($20,000.00); (ii) employment by another entity, such as employment as faculty of a university; (iii) 1099 recipient constituted a generally recognizable, bona fide service provider such as a law firm or accounting firm; and (iv) 1099 recipient which employed more than two or more employees and has other bona fide clients.

•

In determining compensation for purposes of the median calculation, we used each employee’s annual base pay, annual bonus and regular annual equity awards (at grant date fair value). For individuals receiving 1099s and not excluded based on the criteria above, the amount of compensation reflected in the individual’s Form 1099 was the annual compensation number utilized.

•	We annualized the base salary earned in 2018 by permanent employees (full-time and part-time) hired after January 1, 2018.

Using this approach, we selected the median of our employee population. Once the median employee was identified, we then calculated annual total compensation for this employee in accordance with the requirements of the Summary Compensation Table.

Because we had more than one person serving as Chief Executive Officer during the year, our CEO Pay Ratio is based on the annualized total compensation of Mr. Azelby, the Chief Executive Officer serving as of December 31, 2018, the date we selected to identify our median employee.

For 2018, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $167,385 and the annual total compensation of our Chief Executive Officer was $10,572,438, which includes the grant date fair value of the option awards Mr. Azelby was granted in connection with the commencement of his employment. The ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees other than the Chief Executive Officer was 63.2.

The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the rule and applicable guidance. The rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The principal features of our Severance Plan as it applies to participants are summarized below.

Non-Change in Control Severance Benefits

Under the terms of the Severance Plan, and Mr. Azelby’s offer letter, in the case of our Chief Executive Officer, in the event we involuntarily terminate any participant for any reason other than cause, death or disability, or, in the case of our Chief Executive Officer, he resigns for Good Reason, and such termination is not in connection with or within 12 months following a change in control, if the participant timely executes a release of claims and continues to comply with all restrictive covenant agreements, the participant would be entitled to: (1) an amount equal to the sum of the participant’s monthly base salary and pro-rated annual target bonus, multiplied by 24, in the case of our Chief Executive Officer, and between six and 12 in the case of all other participants; and (2) payment by us of COBRA premiums to continue health insurance coverage for the participant and his or her eligible dependents for a period of up to 24 months, in the case of our Chief Executive Officer, and between six and 12 months in the case of all other participants. The cash severance and payments of COBRA premiums would be paid in equal installments on Alder’s regular payroll schedule over the applicable severance period, less applicable withholdings and deductions.

For non-Chief Executive Officer participants, for both “Non-Change in Control” and “Change in Control” termination situations, the applicable multiple to be used in determining the amount of cash severance and the number of months during which COBRA continuation coverage will be available is determined as: six plus one for each full year of service with us, up to a maximum of 12.

Change in Control Severance Benefits

Under the Severance Plan, in the event we involuntarily terminate any participant for any reason other than cause, death or disability, or the participant resigns for Good Reason, and such termination or resignation occurs in connection with or within 12 months following a change in control, if the participant timely executes a release of claims and continues to comply with all restrictive covenant agreements, the participant generally would be entitled to the following payments and benefits: (1) a single lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 24 in the case of our Chief Executive Officer, and between six and 12 in the case of all other participants; (2) payment of COBRA premiums to continue health insurance coverage for the participant and his eligible dependents for a period of up to 24 months, in the case of our Chief Executive Officer, and between six and 12 months in the case of all other participants; and (3) 100% of the shares of our common stock underlying all unvested stock options held by such participant immediately prior to such termination of employment will fully vest and become exercisable, if applicable, on the date of such termination (and if applicable, any acquisition or repurchase rights held by us or any successor corporation with respect to such stock awards will lapse in full on the date of such termination). In addition, 100% of the outstanding and unvested stock options will fully vest and become exercisable if the options are not assumed or substituted for in a change in control or, with respect to the Chief Executive Officer, the participant remains employed through the one-year anniversary of the change in control.

Definitions

For purposes of the Severance Plan, “cause” includes, but is not limited to, the following: (1) employee’s continued failure, in the reasonable opinion of the Board of Directors, to perform one or more assigned duties or responsibilities to the company, such failure being evidenced by a written report submitted on behalf of the company to the Board of Directors so indicating failure and including a remedy or remedies reasonably satisfactory to the Board of Directors for correcting the asserted failure(s); (2) failure to follow the lawful directives of employee’s manager(s), such failure being evidenced by a written report submitted by such manager(s) to the Board of Directors so indicating failure and including a remedy or remedies reasonably satisfactory to the Board of Directors; (3) material violation of any company policy; (4) commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the company; (5) unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom employee owes an obligation of nondisclosure as a result of the relationship with the company; (6) material breach by employee of any obligations under any written agreement or covenant with the company; or (7) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state. For Mr. Azelby, we consider the definition of “cause” to begin “‘cause’ shall be” instead of “‘cause’ shall include, but not be limited to.”

For purposes of the Severance Plan, a “resignation for good reason” generally means a participant’s resignation from all positions he or she then holds with us within 30 days following the expiration of the cure period (described below) following the occurrence of any of the following events taken without such participant’s written consent, provided that the participant has given us written notice of the event within 30 days of the first occurrence of such event and has given us at least 30 days to cure the event and, to the extent curable, we have not cured such event within 30 days after receipt of such notice: (1) a material reduction in the participant’s annual base salary; (2) a material adverse change in the participant’s position causing such position to be of materially reduced status or responsibilities; (3) relocation of the participant’s principal place of employment to a place that increases the participant’s one-way commute by more than 50 miles as compared to the participant’s then-current principal place of employment immediately prior to such relocation; or (4) the failure of any successor-in-interest to assume any of our material obligations under the Severance Plan or material written contractual obligation to the participant, which (in either case) adversely affects the participant.

For purposes of the Severance Plan, a “change in control” means a “change in control” as defined in our 2014 Plan.

In addition, in the event any of the amounts provided for under the Severance Plan or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (1) provided to the participant in full, or (2) reduced to such lesser amount that would result in a smaller or no portion of such payments being subject to the excise tax, whichever amount, after taking into account all applicable taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.

The following table provides information concerning the estimated payments and benefits that each current named executive officer would be entitled under the Severance Plan assuming that the triggering event took place on December 31, 2018, and with respect to Dr. Schatzman, the benefits actually provided under the Severance Plan and with respect to Ms. Sandoval, the benefits actually provided under her Transition Agreement. Mr. Cleveland did not receive any benefits under our Severance Plan. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Involuntary Termination
Name and Principal Position	Non-Change in Control ($)	Upon Change in Control or within 12 months Upon Change in Control ($)
Robert W. Azelby
President, Chief Executive Officer and Director
Base salary	1,200,000	1,200,000
Bonus award	720,000	720,000
Vacation payout	15,383	15,383
Health benefit continuation	56,984	56,984
Stock award acceleration	—	—

	1,992,367	1,992,367

Larry K. Benedict
Exec Vice President and Chief Accounting Officer Principal Financial and Accounting Officer
Base salary	354,118	354,118
Bonus award	141,647	141,647
Vacation payout	11,665	11,665
Health benefit continuation	19,776	19,776
Stock award acceleration	—	216,941

	527,206	744,147

Carlos Campoy
Chief Financial Officer
Base salary	205,000	205,000
Bonus award	82,000	82,000
Vacation payout	3,286	3,286
Health benefit continuation	9,888	9,888
Stock award acceleration	—	—

	300,174	300,174

Elisabeth A. Sandoval
Former Chief Commercial Officer
Base salary	298,892	298,892
Bonus award	221,927	221,927
Vacation payout	36,212	36,212
Health benefit continuation	—	—
Stock award acceleration	—	277,765

	557,031	834,796

	Involuntary Termination
Name and Principal Position	Non-Change in Control ($)	Upon Change in Control or within 12 months Upon Change in Control ($)
Erin M. Lavelle
Chief Operating Officer
Base salary	200,000	200,000
Bonus award	80,000	80,000
Vacation payout	12,565	12,565
Health benefit continuation	14,246	14,246
Stock award acceleration	—	179,642

	306,811	486,453

James B. Bucher, J.D.
Executive Vice President and General Counsel
Base salary	265,139	265,139
Bonus award	106,055	106,055
Vacation payout	38,241	38,241
Health benefit continuation	18,995	18,995
Stock award acceleration	—	240,147

	428,430	668,577

Randall C. Schatzman, Ph.D.
Former President, Chief Executive Officer and Director
Base salary	867,000	—
Bonus award	543,079	—
Vacation payout	66,692	—
Health benefit continuation	41,426	—
Stock award acceleration	0	—

	1,518,197	0

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2018. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted- Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
2005 Stock Option Plan	632,170	$4.19	—
2014 Equity Incentive Plan(1)	8,031,368	19.97	705,917
2014 Employee Stock Purchase Plan(1)	—	N/A	1,707,656
Equity compensation plans not approved by security holders:
2018 Inducement Award Plan	1,550,000	15.42	1,450,000

Total	10,213,538	N/A	3,863,573

(1)

Our 2014 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each calendar year, equal to the lesser of: (a) 4% of the outstanding shares of common stock as of the last day of the immediately preceding calendar year; and (b) such other amount as the Board of Directors may determine. Our 2014 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each calendar year, equal to the lesser of: (a) 1% of the outstanding shares of common stock on the first day of such calendar year; and (b) 750,000 shares of common stock; provided that the Board of Directors, or a committee appointed by the Board of Directors, may determine that there shall be no increase or a lesser increase than the foregoing for any given calendar year.

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

PREFERRED STOCK PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

On January 7, 2018, we entered into a Preferred Stock Purchase Agreement (the “Preferred Purchase Agreement”) with certain institutional and other accredited investors affiliated with or managed by Redmile Group, LLC (collectively, the “Buyers”). Pursuant to the Preferred Purchase Agreement, on January 12, 2018, we sold to the Buyers in a private placement 725,268 shares of Class A-1 Convertible Preferred Stock (the “Preferred Shares”) at $137.88 per share (the “Initial Purchase Price”) for net proceeds to the Company of approximately $97.7 million, after deducting fees and applicable expenses. In addition, pursuant to the Preferred Purchase Agreement, in the event a deemed liquidation event occurs within 24 months of the date of the Preferred Purchase Agreement, we will issue the Buyers (or their designees or assignees) a warrant to purchase an aggregate of 75,000 shares of convertible preferred stock at a purchase price per share equal to the Initial Purchase Price (share number and exercise price each subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction) (the “Warrant”). In connection with the Preferred Purchase Agreement, we entered into a registration rights agreement with the Buyers. Under the registration rights agreement, we filed a prospectus supplement under our current registration statement on Form S-3 (SEC File No. 333-216199) (the “Registration Statement”), and are required to file, if needed, one or more additional registration statements, as permissible and necessary, for the resale of the shares of our common stock issued or issuable upon conversion of the Preferred Shares and the shares of convertible preferred stock issuable upon exercise of the Warrant (in each case, together with any capital stock issued or issuable with respect to such shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event). The Preferred Purchase Agreement and our right to sell an additional $150 million of convertible preferred stock terminated on February 1, 2018 upon the closing of our underwritten public offering (the “Notes Offering”) of 2.5% convertible senior notes due 2025 (the “2025 Notes”) and no additional shares will be issued under the Preferred Purchase Agreement, except in the event that the Warrant is issued and/or exercised. Private investment vehicles and separately managed accounts for which Redmile Group, LLC is the investment manager/adviser purchased $25.0 million aggregate principal amount of the 2025 Notes in the Notes Offering. In April 2018, upon the recommendation of our Nominating and Corporate Governance Committee, the Board appointed Jeremy Green, the managing member of Redmile Group, LLC, to serve as a Class III director.

On February 26, 2019, we entered into a Common Stock Purchase Agreement (the “Common Purchase Agreement”) with the Buyers. Pursuant to the Common Purchase Agreement, on March 4, 2019, we sold to the Buyers in a private placement 1,739,130 shares of Common Stock (the “Redmile Common Shares”). In connection with the Common Purchase Agreement, we entered into a registration rights agreement with the Buyers. Under the registration rights agreement, we agreed to prepare and file under the Securities Act a prospectus supplement under the Registration Statement registering the resale of the Redmile Common Shares under the Securities Act. We also agreed to file, if needed, one or more additional registration statements, as necessary to register the resale of the Redmile Common Shares (together with any capital stock issued or issuable with respect to such shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event).

INVESTOR RIGHTS AGREEMENT

We are party to an investor rights agreement that provides holders of our preferred stock, including certain holders of more than 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

The registration of shares of our common stock pursuant to the exercise of certain registration rights would enable the holders to sell these shares without restriction under the Securities Act, when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to certain demand, piggyback and Form S-3 registrations.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation provides that we may indemnify our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide that we will indemnify our directors and officers and may indemnify our other employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers.

POLICY ON FUTURE RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our capital stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Alder stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Alder. Direct your written request to Corporate Secretary, Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South, Bothell, WA 98011 or contact our Corporate Secretary at (425) 205-2900. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ James B. Bucher

James B. Bucher

Executive Vice President, General Counsel and Corporate Secretary

April 30, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South, Bothell, WA 98011.

ALDER BIOPHARnACEUTICALS, INC C/0 PROXY SERVICES P .O . BOX 9142 FARI’IINGOALE, NY 11735 VOTE BY INTERNET·www.proxyvote.com Use the Internet to transmtt your voting instructions and for electronic delivery of information up until11:59 P.M. Eastem Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web stte and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE·1-800-690-6903 Use any touch-tone telephone to transmtt your voting instructions up until 11:59 P.M. Eastem Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS : KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED . DETACH AND RETURN THIS PORTION ONLY The Board of Directors reco11111ends you vote FOR the fo11owing : For All Withhold For All All Except To withhold authority to vote for any individual nominee(s) , mark “For All Except “ and write the number ( s) of the nominee(s) on the line below . 1. Election of Directors Nominees 01 Paul R . Carter 02 Wendy L . Yarno The Board of Directors reco11111ends you vote FOR proposa1s 2 and 3. For Against Abstain 2 To approve , on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement . 3 To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019. NOTE : To conduct any other business properly brought before the meeting and / or any adjournment thereof . Please sign exactly as your name(s) appear(s) hereon. When signing as attorney , executor , administrator , or other fiduciary , please give full tit1e as such . Joint owners should each sign personally . All halders must sign . If a corporation or partnership , please sign in full corporate or partnership name, by authorized officer . Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: 2018 Annual Report and Proxy Statement for the 2019 Annual Meeting are avialable at www.proxvvote.com ALDER BIOPHARMACEUTICALS, INC. Annual Meeting of Stockholders May 23,2019 This proxy is solicited by the Board of Directors The undersigned stockholder hereby revoke(s) all previous proxies and hereby appoint Robert W. Azelby and James B. Bucher, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Alder BioPharmaceuticals, Inc. that the undersigned stockholder(s) is/are entitled to vote at the 2019 Annual Meeting of Stockholders of Alder BioPharmaceuticals, Inc. to be held at 10:00 a.m. local time on May 23, 2019 at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355, and any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote “FOR” both of the nominees listed in Proposal No. 1, and “FOR” Proposal Nos. 2 and 3, each as more specifically described in the proxy statement. In their discretion, the proxies of the undersigned are authorized to vote upon any and all other matters that may properly come before the meeting. (Continued and to be marked, dated and signed, on the other side) Continued and to be signed on reverse side